Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

DAEGIS INC.,

OPEN TEXT CORPORATION

and

COMPANY D MERGER SUB INC.

October 8, 2015

i

ii

Exhibit A	–	Conditions to the Offer

Exhibit B	–	Form of Tender Agreement

Exhibit C	–	Form of Waiver and Forbearance Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated October 8, 2015, is entered into by and among DAEGIS INC., a Delaware corporation (the “Company”), OPEN TEXT CORPORATION, a Canadian corporation (“Parent”), and COMPANY D MERGER SUB INC., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Boards of Directors of each of the Company, Parent and Merger Sub have approved the acquisition of the Company by Parent on the terms and conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent has agreed to cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) issued and outstanding (the “Shares”), at a price per Share of $0.82 (such amount, or any other amount per Share paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following consummation of the Offer, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned direct or indirect Subsidiary of Parent in accordance with the Delaware General Corporation Law (the “DGCL”) and each Share (other than Shares to be cancelled pursuant to Section 2.05(b)) that is not (a) tendered and accepted pursuant to the Offer or (b) a Dissenting Share will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Merger Consideration (as defined below), on the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL and shall be consummated as soon as practicable following consummation of the Offer;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Tender and Voting Agreements in the form attached as Exhibit B hereto (the “Tender Agreements”) pursuant to which those stockholders, among other things, will agree to accept the Offer and tender such stockholders’ Shares pursuant to the Offer;

WHEREAS, the Company Board has unanimously (a) determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company’s stockholders, (b) adopted this Agreement and the Transactions, including the Offer and the Merger, on the terms and subject to the conditions set forth herein and (c) determined to recommend that the stockholders of the Company accept the Offer and tender their shares to Merger Sub; and

WHEREAS, the Board of Directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

(a) As used herein, the following terms have the following meanings:

“2010 Health Care Law” means the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010.

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms no less restrictive of, or more favorable to, the Third Party that is party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives, including with respect to standstill provisions; provided, that the parties acknowledge and agree that such standstill provisions shall permit such Third Party to make confidential proposals for a negotiated Acquisition Transaction directly to the Company Board in accordance with Section 6.02.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Parent) related to an Acquisition Transaction.

“Acquisition Transaction” means any transaction (including any single- or multi-step transaction) or series of related transactions with a Person or “group” (as defined in Exchange Act) relating to the acquisition of at least fifteen percent (15%) of the assets of, equity interests in, or business of the Company and the Company Subsidiaries, taken as a whole, pursuant to a merger, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other similar transaction.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, including through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlled by” and “under common control with”) means possession, directly or indirectly, including through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Anticorruption Laws” means the US Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 or any other anticorruption or anti-bribery Law applicable to the Company or any of the Company Subsidiaries.

“Audited Balance Sheet” means the audited consolidated balance sheet of the Company as of April 30, 2015.

“Audited Balance Sheet Date” means the date of the Audited Balance Sheet.

“Audited Financial Statements” means the audited consolidated financial statements consisting of the consolidated balance sheets and related consolidated statements of income, cash flows and stockholders’ equity of the Company as of and for the fiscal years ended April 30, 2015 and April 30, 2014 (including, in each case, any related notes thereto and the related reports of the independent public accountants).

“BIS” has the meaning set forth in the definition of “Sanctioned Person.”

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by applicable Law to close.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Group” means the Company and each of the Company Subsidiaries and each of the Company’s and each Company Subsidiaries’ respective former or current directors, officers and employees.

“Company IP Rights” means all Intellectual Property used, held for use or otherwise exploited by the Company and the Company Subsidiaries in connection with the conduct of the Company’s and/or any Company Subsidiaries’ business.

“Company Material Adverse Effect” means any state of facts, circumstance, condition, event, change, development, occurrence, result or effect (each, an “Effect”) that, individually or in combination with any other Effect, (i) has or would reasonably be expected to become materially adverse to the business, financial condition, assets (tangible or intangible) or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) would prevent the performance by the Company of, or has a material adverse effect on the ability of the Company to perform, its obligations under this Agreement; provided, however, that, in the case of clause (i) above, no Effect shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect to the extent that such Effect results from (A) changes after the date of this Agreement in general economic or business conditions in the United States or elsewhere in the world; (B) changes after the date of this Agreement in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) changes after the date of this Agreement in conditions generally affecting the industry in which the Company and the Company Subsidiaries operate; (D) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (E) any hurricane, flood, tornado, earthquake or other natural disaster; (F) changes in any applicable Law or GAAP; (G) any failure by the Company or any of the Company Subsidiaries to meet any internal or external projections, estimates, expectations, earnings predictions or forecasts for any period, or to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period, and any securities analyst downgrade of the Company’s securities (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (H) changes in the trading volume or trading price of the Company Common Stock (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (I) (1) the Company Common Stock no longer being listed or traded on Nasdaq solely for the reasons identified in the Company’s current report on Form 8-K filed with the SEC on April 17, 2015 or as otherwise Made Available or (2) the Company Common Stock being listed or traded on any other exchange or automated quotation system as a result of such Company Common Stock no longer being listed or traded on Nasdaq (but excluding, in each of (1) and (2), the underlying causes of such de-listing, suspension from trading or listing or trading unless such underlying causes would otherwise be excepted from this definition) or (J) the public announcement of this Agreement, the Offer, the Merger or the identity of Parent (other than, in each case, for purposes of any representation or warranty set forth in Section 4.05); provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E) or (F) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if such change or event has a disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, as compared to any other companies that operate in the industries in which the Company and its Subsidiaries operate.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Software” means Software the rights to which are included in Company Owned IP.

“Company Source Code” means any source code, or any portion, aspect or segment of any source code, relating to any Company Owned IP.

“Company Subsidiary” means each Subsidiary of the Company.

“Company’s Knowledge” means, as to a particular matter, the actual knowledge of any one or more of the individuals listed in Section 1.01 of the Company Disclosure Schedules and the knowledge such individuals would have acquired in the exercise of due inquiry.

“Company Warrant” means the Warrant, issued on June 29, 2010 to Hercules Technology II, L.P., to purchase 718,860 Shares, as amended by the First Amendment to Warrant Agreement, dated April 29, 2011.

“Confidentiality Agreement” means the non-disclosure agreement, dated as of August 10, 2015, between Parent and the Company.

“consummate” (and with its correlative meanings “consummation” and “consummating”), as such term is used with respect to the Offer, has the meaning ascribed to it in Section 251(h) of the DGCL.

“Contract” means any legally binding written or oral contract, agreement, or other legally binding instrument, obligation, arrangement or understanding of any kind, including any note, bond, indenture, mortgage, guarantee, undertaking, commitment, promise, option, lease, sublease, license, sublicense, joint venture, warranty or sales or purchase order.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“Credit Agreement” means the Credit Agreement, dated as of June 30, 2011, by and between the Company and Wells Fargo Capital Finance, LLC (as Lender and Agent), as amended.

“Data Room” means the electronic data site established for Project Company D on Box.com on behalf of the Company and to which Parent and its Representatives have been given access in connection with the Transactions.

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Environmental Law” means any applicable Law relating to (i) pollution, (ii) the protection of the environment or natural resources, or (iii) Releases of or exposure to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Financial Statements” means the Audited Financial Statements and the Unaudited Financial Statements.

“GAAP” means United States generally accepted accounting principles in the United States.

“Government Official” means any (i) employee or official of a (A) Governmental Authority, (B) instrumentality of a Governmental Authority, including any state-owned or controlled enterprise, or government agency, or (C) public international organization, (e.g., The World Bank), (ii) political party or party official, (iii) candidate for political office, or (iv) any Person working in an official capacity on behalf of any of the foregoing.

“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial, local or other government, department, authority, court, tribunal, commission, regulatory body or self-regulatory body (including any securities exchange), or any political or other subdivision, department, agency or branch of any of the foregoing.

“Hazardous Substance” means any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are identified, regulated, the subject of liability or requirements for investigation or remediation under, or otherwise subject to, any Environmental Law.

“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person under the applicable governing documentation to pay principal, interest, penalties, fees, guarantees, reimbursements, damages, “make-whole” amounts, costs of unwinding and other liabilities with respect to (i) indebtedness for borrowed money, whether current or funded, fixed or contingent, secured or unsecured, (ii) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (iii) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (iv) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business consistent with past practice), (v) obligations under interest rate, currency swap, hedging, cap, collar or futures Contracts or other derivative instruments or agreements and (vi) direct or indirect guarantees or other forms of credit support of obligations described in clauses (i) through (v) above of any Person.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including rights in and to:

(i) patents and patent applications and any and all divisions, extensions, continuations, continuations-in-part, reexaminations, continuing patent applications, reissues, counterparts claiming priority therefrom, foreign equivalents and utility models (collectively, “Patents”), and inventions, inventions disclosures, discoveries and improvements, whether or not patentable;

(ii) designs;

(iii) business and trade names, logos, slogans, certification marks, trademarks, service marks and any indicators of origin (collectively, “Marks”) and Internet domain names;

(iv) copyrights and copyrightable works, including moral rights (collectively, “Copyrights”), as well as all rights in compilations, databases (including computerized databases) or other collections of information, data, works or other materials, manuals and other documentation;

(v) computer programs and systems, whether embodied in software, firmware or otherwise, including data and other files, application programming interfaces, architecture, records, schematics, computerized databases, software implementations of algorithms, software tool sets, compilers, and software models and methodologies

(regardless of the stage of development or completion), and all related specifications and documentation, including system documentation, user manuals, and training materials, all descriptions, flowcharts and other work product used to design, plan, organize, and develop any of the foregoing, and including any and all forms in which any of the foregoing is embodied (whether in source code, object code, executable code or human readable form) (collectively, “Software”); and

(vi) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding state or foreign statutory law and common law), know-how, and confidential, proprietary or non-public information including marketing and technical information, product specifications, compositions, processes, methods and techniques (collectively, “Trade Secrets”);

as well as, in each case above, any registrations of, applications for registration and renewals and extensions thereof with or by any Governmental Authority in any jurisdiction.

“Intentional Breach” means an act or omission taken with the knowledge that such action or omission constitutes, or would reasonably be expected to result in, a material breach of this Agreement.

“IRS” means the Internal Revenue Service.

“Key Contractor” means each contractor of the Company or any Company Subsidiary listed on Schedule 1.01(a) under the heading “Key Contractors”.

“Key Employee” means each employee of the Company or any Company Subsidiary listed on Schedule 1.01(a) under the heading “Key Employees”.

“Law” means any international, national, federal, state or local law, constitution, treaty, convention, statute, ordinance, code, rule, regulation or common law or other similar requirement enacted, adopted, promulgated or applied by any Governmental Authority, each as amended and now and hereafter in effect.

“Liabilities” means any and all Indebtedness, liabilities, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, on or off-balance sheet, and whether arising in the past, present or future, and including those arising under any Contract, Proceeding or Order.

“Lien” means, with respect to any property or asset, any charge, claim, adverse interest, community property interest, pledge, hypothecation, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, deed of trust, encumbrance, easement, encroachment, lease, sublease license, sublicense, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or any interest or restriction similar in substance to any of the foregoing.

“Made Available” means that, not less than two (2) Business Days prior to the execution of this Agreement, such information, document or material was (i) publicly available on the SEC EDGAR database or (ii) made available for review by Parent or Parent’s Representatives in the Data Room.

“Marks” has the meaning set forth in the definition of “Intellectual Property.”

“Nasdaq” means the NASDAQ Capital Market.

“OFAC” has the meaning set forth in the definition of “Sanctioned Person.”

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under some or all of the terms as such contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Order” means, with respect to any Person, any order, injunction, judgment, decision, determination, award, writ, ruling, stipulation, assessment or decree or other similar requirement of, or entered, enacted, adopted, promulgated or applied by, with or under the supervision of, a Governmental Authority or arbitrator.

“Organizational Documents” means, with respect to any Person that is not a natural person, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, partnership agreement, certificate of limited partnership, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto or restatements thereof.

“Parent Material Adverse Effect” means any Effect that, individually or in combination with any other Effect, would prevent the performance by Parent or Merger Sub of, or has a material adverse effect on the ability of Parent or the Merger Sub to perform, its obligations under this Agreement.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“Permits” means all permits, licenses, consents, franchises, approvals, privileges, immunities, authorizations, exemptions, registrations, certificates, variances and similar rights obtained from a Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes that (A) are not yet due and payable, in the case of this clause (A) only if adequate reserves have been established in the most recent balance sheet included in the Company SEC Documents with respect to any such Taxes for which the applicable event has occurred that makes such Taxes payable; or (B) are being contested in good faith by appropriate proceedings, in the case of this clause (B) only if adequate reserves with respect thereto have specifically been established in the most recent balance sheet included in the Company SEC Documents, (ii) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice (A) that relate to obligations that are not delinquent or that the Company or any of the Company Subsidiaries is contesting in good faith by appropriate proceedings and for which adequate reserves have specifically been established in the Audited Balance Sheet and (B) that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole, (iv) the effect of zoning, entitlement, building and land use ordinances, codes and regulations imposed by any Governmental Authority that are not materially violated by any current use, occupancy or activity conducted by the Company or any of the Company Subsidiaries, (v) non-exclusive licenses of Company Owned IP granted to Company’s customers in the ordinary course of business that are limited to the respective customer’s use or receipt of Company products or services and (vi) other than the Liens described in the other clauses of this definition, all exceptions, restrictions, easements, imperfections of title, charges, rights of way and other similar Liens that do not, individually or in the aggregate, materially impair current occupancy, materially detract from the value of, or materially impair the present or continued use and operation of any real property used pursuant to a Lease Agreement; provided, however, that in all cases, “Permitted Liens” shall not include any Liens that secure the payment of borrowed money.

“Person” means any individual, general or limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm, association or other entity or organization (whether or not a legal entity), including any Governmental Authority (or any department, agency, or political subdivision thereof).

“Proceeding” means any suit (whether civil, criminal, administrative, judicial or investigative), claim, action, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, criminal prosecution, SEC “Wells” process, examination or investigation, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any mediator, arbitrator or arbitration panel.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, officers, senior management level employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives and advisors of such Person.

“Sanctioned Country” means any country or territory subject to economic sanctions or trade restrictions of the United States, Canada, the United Kingdom, the European Union, or the United Nations that broadly prohibit or restrict dealings with such country (currently Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means any Person subject to economic sanctions, trade restrictions, or similar restrictions imposed by the United States, Canada, the United Kingdom, the European Union, or the United Nations, including (i) any Person identified in any sanctions list maintained by (A) the United States government, including the United States Department of Treasury, Office of Foreign Assets Control (“OFAC”), the United States Department of Commerce, Bureau of Industry and Security (“BIS”), and the United States Department of State; (B) the federal government of Canada, including by Foreign Affairs, Trade and Development Canada; (C) the government of the United Kingdom, including HM Treasury; (D) the European Union; or (E) the United Nations Security Council; (ii) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly owned or controlled by or acting for the benefit or on behalf of a Person described in (i) or (ii) (with the ability to vote 25% or more of outstanding voting securities presumptively constituting control and the right to receive 50% or more of assets or profits presumptively constituting ownership).

“Sanctions Laws” means all applicable Laws concerning embargoes, economic sanctions, export restrictions, the ability to make or receive international payments, the ability to engage in international Transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by OFAC, BIS, and the Department of State in the United States and similar laws of other jurisdictions.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Shrink Wrap Licenses” means third-party Software licenses for non-customized, “off-the-shelf” Software in object code form that is generally commercially available to the public with annual royalties or other fees not exceeding, in the case of any such individual license, $25,000.

“Software” has the meaning set forth in the definition of “Intellectual Property.”

“Stockholder Litigation” means any claim or Proceeding (including any class action or derivative litigation) relating directly or indirectly to the Agreement, the Merger, the Offer or the other Transactions, including disclosures made under securities laws and regulations related thereto.

“Subsidiary” means, with respect to any Person, any other Person with respect to which such first Person (alone or in combination with any of such first Person’s other Subsidiaries) owns (i) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or (ii) if no such governing body exists, a majority of the outstanding voting securities of such Person.

“Superior Proposal” mean an Acquisition Proposal (provided, that for purposes of this definition, the reference to “fifteen percent (15%)” in the definition of Acquisition Transaction shall be deemed to be a reference to “ninety percent (90%)”) made by a Third Party that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, and considering such factors as the Company Board considers in good faith to be appropriate (including the conditionality (including with respect to financing) and the timing and likelihood of consummation of such proposal), (i) is on terms that are more favorable to the holders of Company Common Stock than the Transactions (after giving effect to all Proposed Changed Terms) from a financial point of view and (ii) is reasonably expected to be consummated on a timely basis.

“Tax” means any tax or other like governmental assessment or charge of any kind whatsoever including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges (including taxes, charges, or other assessments which are imposed upon or incurred under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law) or otherwise as a result of membership in an affiliated, consolidated, combined or unitary group for Tax purposes, and including any liability for taxes, charges or other assessments as a transferee or successor, by contract or otherwise), together with any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any report, return, document, declaration, information return or other information required to be filed with or supplied to a Taxing Authority (including any amendments thereto and including any schedule or statement thereto) and any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” means any Governmental Authority exercising any authority to determine, impose, regulate, collect, levy, assess, enforce or administer any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent, the Company or any of their respective Affiliates or Representatives.

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property.”

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Unaudited Balance Sheet” means the unaudited consolidated balance sheet of the Company as of July 31, 2015.

“Unaudited Financial Statements” means the unaudited consolidated financial statements of the Company consisting of the Unaudited Balance Sheet and all of the related consolidated statements of income, cash flows and stockholders’ equity of the Company for the three months ended July 31, 2015 (including, in each case, any related notes thereto).

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Alternative Acquisition Agreement	6.02(c)
Board Recommendation	4.03(b)
Certificate of Merger	2.04(a)
Certificates	2.06(a)
Change in Recommendation	6.02(c)
Closing	2.03
Company	Preamble
Company Common Stock	Recitals
Company Disclosure Schedules	Article 4
Company Employee Plan	4.18(a)
Company Employees	4.18(a)
Company IP Licenses	4.16(a)(xv)
Company IT Systems	4.23(j)
Company Preferred Stock	4.06(a)
Company-Related Parties	9.04(h)
Company SEC Documents	4.08(a)
Company Securities	4.06(c)
Company Stock Option Plans	2.08(a)
Company Stock Options	2.08(a)
Compensation Arrangements	4.03(c)
Continuing Employees	6.17(a)
Contributor	4.23(e)
Credit Agreement Waiver	4.29
Current Premium	6.09(a)
Customer Data	4.23(f)
DGCL	Recitals
Disaster Recovery Plans	4.23(j)
Dissenting Shares	2.07

Term	Section

Effective Time	2.04(b)
End Date	8.01(b)(i)
Foreign Employees	4.18(m)
Funded International Employee Plan	4.18(c)
Indemnified Party	6.09(b)
Insurance Policies	4.21
International Employee Plans	4.18(a)
Lease Agreement	4.24(b)
Leased Real Property	4.24(b)
Major Customers	4.20(a)
Major Distributors	4.20(c)
Major Suppliers	4.20(b)
Material Contracts	4.16(a)
Merger	Recitals
Merger Agreement	Exhibit A
Merger Consideration	2.05(a)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
Offer	Recitals
Offer Conditions	2.01(b)
Offer Documents	2.01(f)
Offer Expiration Time	2.01(c)
Offer Price	Recitals
Parent	Preamble
Parent Benefit Plans	6.17(b)
Parent Expenses	9.04(h)
Paying Agent	2.06(a)
Payment Fund	2.06(a)
Pre-Closing Period	6.01(a)
Proposed Changed Terms	6.02(e)(ii)
Rental Agreement	4.24(c)
Rented Real Property	4.24(c)
Schedule 14D-9	2.02(b)
Section 16 Officer	6.17(c)
Shares	Recitals
Stockholder List Date	2.02(c)
Superior Proposal Notice	6.02(e)
Surviving Corporation	2.04(c)
Tender Agreements	Recitals
Termination Fee	9.04(b)
Third Party Rights	4.23(c)
Transactions	2.02(a)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified, and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References (i) to “$” and “dollars” are to the currency of the United States, (ii) from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively and (iii) to “days” shall be calendar days unless otherwise indicated.

ARTICLE 2

THE OFFER AND THE MERGER

Section 2.01 The Offer.

(a) Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, as promptly as practicable but in no event later than ten (10) Business Days after the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 promulgated by the SEC under the Exchange Act) the Offer.

(b) Terms and Conditions of the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject only to the conditions set forth in Exhibit A (the “Offer Conditions”). Merger Sub expressly reserves the right (but is not obligated to) at any time and from time to time in its sole discretion to waive any Offer Condition or modify the terms of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) modify or waive the Minimum Tender Condition (as defined in Exhibit A), (iv) add to the Offer Conditions or otherwise modify any Offer Condition in a manner adverse to the holders of Shares, (v) extend the Offer (except as required or permitted by the other provisions of this Section 2.01) or (vi) change the form of consideration payable in the Offer.

(c) Expiration and Extension of the Offer. The expiration date and time for the Offer, as the same may be extended from time to time in accordance with this Agreement, is referred to as the “Offer Expiration Time.” The initial Offer Expiration Time shall be 12:01 a.m. (New

York City time) on the twenty-first (21st) business day following (and including the day of) commencement of the Offer (determined pursuant to Exchange Act Rule 14d-1(g)(3)). Merger Sub may extend the Offer Expiration Time at any time with the Company’s written consent. Merger Sub may, without the Company’s consent:

(i) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer (including in order to comply with Exchange Act Rule 14e-1(b) in respect of any change in the Offer Price); or

(ii) if, on the initial Offer Expiration Time or any subsequent date and time as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, extend the Offer on one or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer period as the parties hereto may agree), until such time as all Offer Conditions are satisfied or waived;

provided, that, without the Company’s written consent, Merger Sub shall not extend the Offer beyond the earlier of the End Date and the termination of this Agreement. If, as of any Offer Expiration Time, any Offer Condition is not satisfied and has not been waived by Merger Sub in its sole discretion, then on not more than two (2) occasions at the request of the Company, Merger Sub shall extend the Offer for an additional period of ten (10) Business Days (or such longer or shorter period as the parties hereto may agree) to permit such Offer Condition(s) to be satisfied; provided, however, that, without the Company’s written consent, Merger Sub shall not extend the Offer, and without Merger Sub’s prior written consent, Merger Sub shall not be required to extend the Offer, in each case beyond the earlier of the End Date and the termination of this Agreement.

(d) Consummation of the Offer; Payment. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer and thereafter pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Offer Expiration Time and, in any event, no more than three (3) Business Days after the consummation of the Offer. Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. The Offer Price shall, subject to any required withholding of Taxes, be net to the seller in cash without interest, upon the terms and subject to the conditions of the Offer.

(e) Termination of the Offer. Other than in connection with the expiration of the Offer in accordance with the terms hereof or a termination of this Agreement pursuant to Article 8, Merger Sub shall not terminate or withdraw the Offer without the prior written consent of the Company. In the event that this Agreement is terminated pursuant to Article 8, prior to any scheduled expiration thereof, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (and in any event within two (2) Business Days of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered Shares to the registered holders thereof in accordance with the terms of the Offer and applicable Law.

(f) Offer Documents. On the date of commencement of the Offer (determined pursuant to Exchange Act Rule 14d-2), Parent and Merger Sub shall file with the SEC, in accordance with Exchange Act Rule 14d-3, a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal, summary advertisement and certain other ancillary offer documents pursuant to which the Offer will be made (such Schedule TO and documents, together with any supplements or amendments thereto, the “Offer Documents”). The Company shall promptly furnish Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents and, unless previously withdrawn or modified in accordance with Section 6.02(c) or Section 6.02(d), Parent and Merger Sub shall be entitled to include the Board Recommendation in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Law. Prior to a Change in Recommendation, the Company shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company. Prior to a Change in Recommendation, Parent and Merger Sub shall (i) provide the Company in writing any comments Parent or Merger Sub may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments (and shall give the Company prompt telephonic notice of any material discussions with the SEC staff), (ii) provide the Company a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof, and (iii) give reasonable and good faith consideration to any comments made by the Company on any such responses.

(g) Guaranteed Delivery. For purposes of this Agreement and the Offer, unless mutually agreed by Parent and the Company, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the Shares underlying such notices of guaranteed delivery are delivered to Merger Sub.

Section 2.02 Company Actions.

(a) Approval. The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement and each Tender Agreement (collectively, the “Transactions”). The Company has been advised that all of its directors and named executive officers (as that term is defined in Item 402 of Regulation S-K of the Securities Act) who own Shares intend to tender their Shares pursuant to the Offer. The Company agrees that no shares of Company Common Stock held by the Company or any of the Company Subsidiaries (other than any such shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) including the Board Recommendation (subject to the Board Recommendation not having been withdrawn or modified in accordance with Section 6.02(c) or Section 6.02(d)) and shall (i) disseminate the Schedule 14D-9 to holders of Shares and (ii) set the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. Except with respect to any amendments filed after a Change in Recommendation, (i) Parent shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 and any amendments and supplements thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company and the Company shall give reasonable and good faith consideration to any comments made by Parent, (ii) the Company shall (A) provide Parent in writing any comments the Company may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments (and shall give Parent prompt telephonic notice of any material discussions with the SEC staff), (iii) provide Parent a reasonable opportunity to review and comment upon the responses to any such comments and a copy of any proposed written responses thereto prior to the filing thereof and (iv) give reasonable and good faith consideration to any comments made by Parent on any such responses. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable Law.

(c) Stockholder Lists. In connection with the Offer, the Company shall instruct its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of the Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Shares (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Parent and Merger Sub agree that the information supplied in accordance with this Section 2.02(c) is Evaluation Material (as defined in and subject to the Confidentiality Agreement) for which the Company has granted its consent to be used solely for the purpose of making the Offer in accordance with the terms of this Agreement.

Section 2.03 The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 9:01 a.m., (New York City time), or as soon as practicable thereafter, on the date of the consummation of the Offer, subject to satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 7

(other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, unless another place is agreed to in writing by the parties hereto.

Section 2.04 The Merger.

(a) Effecting the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, as soon as practicable after the Closing, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and delivered to the Office of the Secretary of State of the State of Delaware for filing, all in accordance with the applicable provisions of the DGCL. The Merger shall be governed by and effected under Section 251(h) of the DGCL without the adoption of this Agreement by the stockholders of the Company.

(b) Effective Time. The Merger shall become effective on such date and at such time as when the Certificate of Merger has been received for filing by the Secretary of State of the State of Delaware or at such later time and date as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).

(c) Surviving Corporation. At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

(d) Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

Section 2.05 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders thereof or any other Person:

(a) except as otherwise provided in Section 2.05(b), Section 2.07 or Section 2.08, each Share outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive the Offer Price without interest (the “Merger Consideration”);

(b) each Share held by the Company or Parent or any wholly-owned Subsidiary of either the Company or Parent (including Merger Sub), immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid, nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.06 Surrender and Payment.

(a) Paying Agent and Payment Fund. Prior to the Effective Time, Parent shall appoint a paying agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of exchanging for the Merger Consideration certificates representing Shares (the “Certificates”; provided, however, that any references herein to “Certificates” are deemed to include references to effective affidavits of loss in accordance with Section 2.12 or to book-entry account statements relating to the ownership of Shares). As of the Effective Time, Parent shall have deposited, or shall have taken all steps necessary to enable and cause the Surviving Corporation to deposit, with the Paying Agent the aggregate Merger Consideration to be paid in respect of the Certificates (the “Payment Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent and the Surviving Corporation shall promptly replace or restore the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. Promptly after the Effective Time and in any event no later than five (5) Business Days after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each record holder of Shares at the Effective Time, in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.05(a), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify (after due consultation with the Company) prior to the consummation of the Offer) for use in such payment.

(b) Surrender of Shares. Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Shares represented by a Certificate promptly upon (i) surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Shares. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c) Unregistered Transferees. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d) No Other Rights. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer, the Surviving Corporation or Parent shall use commercially reasonable efforts to provide the holder of such Certificates with such instructions as may be necessary to permit such holder to receive the Merger Consideration to which such holder is entitled pursuant to the Merger.

(e) Termination of the Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.06 prior to that time shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of the Merger Consideration.

Section 2.07 Dissenting Shares. Notwithstanding Section 2.05 or any other provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall immediately cease to be Dissenting Shares and shall be treated as if they had been Shares converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.05(a), without interest thereon, upon surrender of such Certificate formerly representing such Share. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent or if required by applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.08 Treatment of Options.

(a) The Company has awarded stock options under (i) the Company’s 2001 Stock Option Plan and the Company’s 2010 Stock Option Plan and (ii) the individual stock option agreement (which, for purposes of this Agreement, constitutes a separate Company Employee Plan) (as amended through the date of this Agreement, collectively referred to as the “Company Stock Option Plans”). Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time) to (A) terminate the Company Stock Option Plans and (B) cancel, as of the Effective Time, each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Option Plans or otherwise (each, a “Company Stock Option”) that is outstanding and unexercised, whether or not vested or exercisable, as of such date (in each case, without the creation of additional liability to the Company or any Subsidiary). As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Option Plans) shall adopt such resolutions that are necessary for the treatment of the Company Stock Options pursuant to this Section 2.08.

(b) As of the Effective Time, each holder of a Company Stock Option immediately prior to the Effective Time shall be entitled to receive an amount of cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes required to be withheld with respect to such exercise or payment. No holder of a Company Stock Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Stock Option before, at or after the Effective Time.

(c) As of the Effective Time, the holder of the Company Warrant immediately prior to the Effective Time shall be entitled to receive, upon the exercise thereof, an amount of cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock issuable upon the exercise of the Company Warrant multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price of the Company Warrant (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less applicable withholding taxes required to be withheld with respect to such exercise or payment. If the Company Warrant has an exercise price per Share that is equal to or greater than the Merger Consideration, the holder of the Company Warrant shall not be entitled to any payment with respect to the Company Warrants before, at or after the Effective Time.

Section 2.09 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, all references herein to specified numbers of shares affected thereby, and any calculations that are based upon such numbers of shares affected thereby, including the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement, shall be appropriately adjusted.

Section 2.10 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold from such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent,

Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, made such deduction and withholding. Parent and Merger Sub agree, and agree to cause Surviving Corporation after the Effective Time, to remit to the appropriate Taxing Authority in accordance with applicable Law any amounts deducted and withheld by Parent, Merger Sub or Surviving Corporation pursuant to this Section 2.10.

Section 2.11 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar applicable Law. If any Certificate shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.12 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated under this Article 2.

Section 2.13 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. At the Effective Time and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company shall be amended in the Merger to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that such certificate of incorporation shall be amended to provide the name of the Surviving Corporation shall be the name of the Company).

Section 3.02 Bylaws. At the Effective Time and without any further action on the part of the Company and Merger Sub, the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until thereafter amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and applicable Law.

Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed with the SEC on or after January 1, 2015 and prior to the date of this Agreement (other than as set forth in the forward looking statements or the risk factors contained therein) and (b) as set forth in the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered and lettered representation and warranty in this Article 4 to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section of the Company Disclosure Schedules, without independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such other numbered and lettered Section of this Article 4) delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL. The Company has full corporate power and authority required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not constitute a Company Material Adverse Effect.

Section 4.02 Organizational Documents; Officers and Directors. The Company has Made Available correct and complete copies of the Organizational Documents of the Company as of the date of this Agreement and (i) the Organizational Documents of the Company are in full force and effect and (ii) the Company is not in violation of any such Organizational Documents. Section 4.02 of the Company Disclosure Schedules sets forth a correct and complete list of the officers and directors of the Company as of the date of this Agreement.

Section 4.03 Corporate Authorization.

(a) Authority; Enforceability. The Company has all necessary corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement (including the agreement of merger (as defined in Section 251 of the DGCL)) and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) Company Board Approval and Board Recommendation. At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly and unanimously adopted resolutions

(which, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way) (i) approving, adopting and declaring advisable this Agreement and the Transactions, including the Offer and the Merger; (ii) determining that this Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, the holders of Shares, (iii) resolving that the Company enter into this Agreement and consummate the Transactions on the terms and subject to the conditions set forth in this Agreement, (iv) approving this Agreement, the Merger and the other Transactions, (v) taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable Law with respect to a “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws or regulations that may purport to be applicable will not apply with respect to or as a result of the Merger, this Agreement and the Transactions, (vi) authorizing that the Merger be governed by Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer, and (vii) subject to Section 6.02, recommending to the Company stockholders that they accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (collectively, the “Board Recommendation”). No provision of the Company’s Organizational Documents has an effect similar to an anti-takeover law or regulation with respect to this Agreement, the Tender Agreements, the Offer, the Merger or any other Transaction.

(c) Compensation Arrangements. The Company has taken all action necessary to ensure that all payments to be made and benefits to be granted to any Company Employee in connection with the Transactions pursuant to any employment, compensation, severance, retention or other employee benefit arrangements (“Compensation Arrangements”) have been approved as contemplated by Exchange Act Rule 14d-10 for the purpose of satisfying the requirements of the non-exclusive safe harbor set forth in paragraph (d) of such Rule.

Section 4.04 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing with the SEC of (A) the Schedule 14D-9 and (B) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or Nasdaq and (iv) any actions or filings the absence of which would not constitute a Company Material Adverse Effect.

Section 4.05 Non-contravention. The execution, delivery and performance by the Company of this Agreement and each Tender Agreement and the consummation by the Company of the Merger and the other Transactions do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of, or any resolutions adopted by, the Company or any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.04, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation (in each case, with or without notice or lapse of time or both) of any Material Contract or Lease Agreement to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected or any Permits affecting, or relating in any way to, the property, assets or business of the Company or any of the Company Subsidiaries, or (iv) result in the creation or imposition of any Lien on any rights, property or asset of the Company or any of the Company Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not constitute a Company Material Adverse Effect.

Section 4.06 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock and (ii) 7,931,370 of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company’s Restated Certificate of Incorporation, as amended by the Certificate of Amendment of Restated Certificate of Incorporation. At the close of business on October 6, 2015, (i) 16,388,826 Shares were issued and outstanding, of which no Shares are subject to any restrictions, (ii) Company Stock Options to purchase an aggregate of 1,640,400 Shares were issued and outstanding, and (iii) warrants to purchase an aggregate of 718,860 Shares were issued and outstanding and (iv) and no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to any Company Stock Option Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Section 4.06(b)(i) of the Company Disclosure Schedules sets forth, as of the close of business on October 6, 2015, a complete and correct list of all outstanding Company Stock Options, including the number of shares subject to such award, the name of the holder, the grant date, the vesting schedule and the expiration date thereof, and the exercise or purchase price per share. The Company Stock Option Plans set forth on Section 4.06(b)(ii) of the Company Disclosure Schedules are the only plans or programs the Company or any of the Company Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity and equity-based awards are outstanding and no awards other than Company Stock Options were granted under the Company Stock Option Plans or otherwise. With respect to each grant of Company Stock Options, (i) each such grant was made in accordance in all material respects with the terms of the applicable Company Stock Option Plan and applicable Law (including rules of Nasdaq), (ii) each such grant was properly accounted for in accordance with GAAP in the Company SEC Documents (including financial statements) and all other applicable Law, and (iii) each Company Stock Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of the Company Common Stock on the date of such grant. The Company has Made Available to Parent each form of award agreement under the Company Stock Option Plans.

(c) Except as set forth in this Section 4.06 and for changes since the date of this Agreement resulting from issuance of Company Common Stock because of the exercise of

Company Stock Options outstanding as of the date of this Agreement, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company or the Company Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of the Company Subsidiaries, (iii) options, warrants or other rights or arrangements to acquire from the Company or any of the Company Subsidiaries, or other obligations or commitments of the Company or any of the Company Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries, or (iv) restricted shares, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company or any of the Company Subsidiaries (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of the Company Subsidiaries or (vi) contractual obligations or commitments of any character to which the Company, a Company Subsidiary or a holder of any shares of capital stock of a Company Subsidiary or, to the Company’s Knowledge, the Company, is a party restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of the Company Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or any of the capital stock of the Company Subsidiaries. All Company Stock Options may, by their terms, be treated in accordance with Section 2.08. No Company Subsidiary owns any Company Securities.

(d) Since January 1, 2011, the Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Stock Options, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 4.07 Subsidiaries.

(a) Identification of the Company Subsidiaries. Section 4.07(a) of the Company Disclosure Schedules contains a correct and complete list of each of the Company Subsidiaries and, for each such Company Subsidiary, (i) the state of incorporation or organization of such Company Subsidiary, (ii) the class and amount of authorized, issued and outstanding capital stock or other equity or voting interests of such Company Subsidiary, (iii) the name of each shareholder or equity owner thereof and (iv) the number of shares of capital stock or other equity or voting interests owned by each such holder.

(b) Subsidiary Capital Stock. Neither the Company nor any of the Company Subsidiaries (i) owns any share capital of, or any equity interest of any nature in, any other Person, other than the Company or the Company Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person. All outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company Subsidiaries have been, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights.

(c) Organizational Documents. The Company has Made Available to Parent true, correct and complete copies of the Organizational Documents as currently in effect for each Company Subsidiary. The Company or another of the Company Subsidiaries is the sole record and beneficial owner of all the outstanding shares of capital stock of each Company Subsidiary, free and clear of any Liens and there are no irrevocable proxies with respect to any such shares.

(d) Organization; Qualification. Each Company Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, except where the failure to be in good standing would not constitute a Company Material Adverse Effect, and has full corporate or other organizational power and authority required to carry on its business as now conducted. Each such Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified or in good standing would not constitute a Company Material Adverse Effect.

(e) Officers and Directors. Section 4.07(e) of the Company Disclosure Schedules sets forth a correct and complete list of the officers and directors of each Company Subsidiary.

Section 4.08 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has Made Available to Parent complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended April 30, 2015 and April 30, 2014, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since May 1, 2013 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since May 1, 2013, including, in each case, any related amendments (the documents referred to in this Section 4.08(a), together with all exhibits thereto and information incorporated by reference therein, are collectively referred as the “Company SEC Documents”).

(b) Since May 1, 2013, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by applicable Law to be so filed or furnished by the Company at or prior to the time so required (including any extensions permitted by applicable Law). No Company Subsidiary is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.

(d) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed did not, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date of this Agreement and prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has Made Available to Parent copies of all comment letters received by the Company from the SEC since May 1, 2013 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Company’s Knowledge, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(g) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since May 1, 2013 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq. The Company is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Company’s Knowledge, any former executive officer of the Company has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.

Section 4.09 Financial Statements; Internal Controls.

(a) The Financial Statements included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with (A) the books and records of Company and its consolidated Company Subsidiaries and (B) GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim statements the omission of footnotes) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows of the Company and its consolidated Company Subsidiaries as of the dates or for the periods presented therein, all in accordance with GAAP (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments (the effect of which would not be material) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements)).

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient in all material respects to provide assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied on a consistent basis, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. There are no and, since May 1, 2013, there have been no “significant deficiencies” or “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of such internal controls that would reasonably be expected to be adverse in any material respect to the Company’s ability to record, process, summarize and report financial information. No significant deficiency, material weakness or fraud, whether or not material, that involves management or other employees was identified in management’s assessment of internal controls as of and for the fiscal year ended April 30, 2015 (nor has any such deficiency, weakness or fraud been identified to the Company’s auditors, senior management of the Company and/or the Company Board since such date).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) Since May 1, 2013, (i) neither the Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee with responsibility for bookkeeping or accounting functions, auditor, accountant or Representative of the Company or any of the Company Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a material violation of applicable Law, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

Section 4.10 Disclosure Documents. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC or at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Schedule 14D-9.

Section 4.11 Absence of Certain Changes. Since the Audited Balance Sheet Date, (a) the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice in all material respects, (b) there has not been any event, development or circumstance that would constitute a Company Material Adverse Effect and (c) neither the Company nor any of the Company Subsidiaries has taken any action that, if taken after the date of this Agreement, would require the prior written consent of Parent under Section 6.01.

Section 4.12 No Undisclosed Liabilities. There are no Liabilities or obligations of the Company or any of the Company Subsidiaries of the type required to be disclosed on the consolidated balance sheet of the Company or in the notes thereto in accordance with GAAP and the rules and regulations of the SEC applicable thereto, other than Liabilities (a) specifically stated and adequately reserved against in the Audited Balance Sheet, (b) incurred in the ordinary course of business consistent with past practice since the Audited Balance Sheet Date, or (c) under executory Contracts to which the Company or any Company Subsidiary is bound (other than Liabilities arising from breach thereof), in each case that would not constitute a Company Material Adverse Effect. As of the date of this Agreement, the outstanding balance under the Company’s credit facility is $9,986,520.50.

Section 4.13 Litigation. (a) There is no Proceeding pending against or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries and (b) neither the Company nor any of the Company Subsidiaries is subject to any outstanding Order, which in either case, (i) constitutes a Company Material Adverse Effect or (ii) challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation of the Merger or the other Transactions. Section 4.13 of the Company Disclosure Schedules sets forth as of the date of this Agreement a true, correct and complete list of all Proceedings resolved or settled since May 1, 2013 that would be, but for such resolution or settlement, material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.14 Compliance with Applicable Law.

(a) The Company and each of the Company Subsidiaries is and, since May 1, 2013, has been, in compliance in all material respects with all applicable Law and Orders and all applicable safety standards and guidelines set forth for participants in the industry in which the Company and the Company Subsidiaries operate. Neither the Company nor any of the Company Subsidiaries has received any written notice since May 1, 2013 that remains unresolved (i) of any Proceeding by any Governmental Authority relating to the Company or any of the Company Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of the Company Subsidiaries are not in compliance with any applicable Law or Order in any material respect.

(b) Each of the Company and the Company Subsidiaries has in effect all material Permits necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted. There have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, material amendment or cancellation of, any such Permits.

Section 4.15 Anticorruption Matters.

(a) The Company Group has not and, to the Company’s Knowledge, none of the Company Group’s agents, consultants, distributors, joint venture partners or other Persons acting on behalf of the Company Group, has violated the Anticorruption Laws.

(b) To the Company’s Knowledge, no payment has been made by the Company Group in violation of Anticorruption Laws.

(c) To the Company’s Knowledge, (i) there is no investigation of or request for information from the Company Group by any Governmental Authority regarding Anticorruption Laws or (ii) any other allegation, investigation or inquiry regarding the Company Group’s actual or possible violation of Anticorruption Laws.

(d) None of the current officers, directors or employees of the Company or any of the Company Subsidiaries is a Government Official.

(e) The Company Group (i) has reasonable internal controls for compliance with Anticorruption Laws, including controls to prevent or detect improper payments by employees and agents of, and all other Persons who perform or have performed services for or on behalf of, the Company or any of the Company Subsidiaries and (ii) maintains their books and records in a manner that accurately and fairly reflects their transactions and dispositions of assets.

(f) No director or officer of the Company or any of the Company Subsidiaries has, directly or indirectly, made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of the Company or any of the Company Subsidiaries.

Section 4.16 Material Contracts.

(a) Section 4.16 of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of the following Contracts (but not including any Lease Agreements) to which the Company or any of the Company Subsidiaries is party or by which any of the Company or any of the Company Subsidiaries’ assets or properties are bound (collectively, the “Material Contracts”):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) any Contract or Contracts between any one or more of the Company and its Subsidiaries, on the one hand, and any counterparty, on the other hand, pursuant to which the Company and/or any of the Company Subsidiaries may be entitled to receive from, or obligated to pay to, such counterparty more than $100,000 in the aggregate in any calendar year (other than any Contract listed under Section 4.16(a)(xii) of the Company Disclosure Schedules);

(iii) any Contract involving more than $25,000 per year that requires any Person to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions;

(iv) any Contract that contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment;

(v) any Contract that limits or purports to limit (or that following the consummation of the Offer or Merger, could materially limit) the ability of any the Company or any of the Company Subsidiaries or Parent or any of its Affiliates to (A) compete in any line of business, with any Person, in any geographic area or during any period of time, including by limiting the ability to sell any particular services or products to any Persons, or (B) solicit any customers or individuals for employment, in the case of this clause (B), other than any Contract that is disclosed under another clause of this Section 4.16(a) or any Contract that is not material to the business of the Company and the Company Subsidiaries, taken as a whole;

(vi) any Contract requiring or otherwise relating to any future capital expenditures by the Company or any of the Company Subsidiaries in excess of $25,000 in the aggregate;

(vii) any Contract relating to the creation, incurrence, assumption or guarantee of any Indebtedness in excess of $25,000 in the aggregate;

(viii) any Contract that provides for the indemnification or assumption of any material Liability of any Person by the Company or any of the Company Subsidiaries, other than Contracts entered into in the ordinary course of business where the sole indemnification or assumption of material Liability by the Company or a Company Subsidiary relates to indemnification for infringement, violation or misappropriation by the Company or any Company Subsidiary, or by the products or services of the Company and each Company Subsidiary, of any Third Party Rights;

(ix) any Contract that relates to the acquisition or disposition of any business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(x) any Contract that provides for the establishment or operation of any joint venture, partnership, joint development, strategic alliance or similar arrangement;

(xi) any material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising Contract;

(xii) any Contract to which a (A) Governmental Authority, (B) Major Supplier, (C) Major Customer or (D) Major Distributor is a party;

(xiii) any Contract involving any resolution or settlement of any actual or threatened Proceeding with a value in excess of $25,000 in the aggregate or that provides for any injunctive or other non-monetary relief;

(xiv) any hedging, swap, derivative or similar Contract;

(xv) any Contract under which (A) the Company or any of the Company Subsidiaries has licensed or provided any Company Owned IP to a third party, including agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions (except for non-exclusive licenses granted to Company’s customers in the ordinary course of business that are limited to the respective customer’s use or receipt of Company products or services) and/or (B) Intellectual Property are licensed or otherwise made available (including through agreements containing releases, immunities from suit, covenants not to sue or non-assertion provisions) to the Company or any of the Company Subsidiaries by any Person (except for Shrink Wrap Licenses) (such Contracts under this clause (B), “Company IP Licenses”);

(xvi) any labor, collective bargaining agreement or similar agreements;

(xvii) any insurance policies required to be set forth in Section 4.21 of the Company Disclosure Schedules;

(xviii) any Contract with any director, officer of affiliate of the Company or any of the Company Subsidiaries; and

(xix) any other Contract that is material to the business of the Company and the Company Subsidiaries, taken as a whole, that is not required to be disclosed pursuant to any of the foregoing clauses of this Section 4.16(a).

(b) The Company has Made Available to Parent true, correct and complete copies of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder). Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company or any of the Company Subsidiaries party thereto and, to the Company’s Knowledge, any other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date of this Agreement, none of the Company nor any of the Company Subsidiaries party to, nor, to the Company’s Knowledge, any other party to any Material Contract is in material breach of or material default under, or has provided or received any written notice of any intention to terminate or seek renegotiation of, any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a material breach of or material event of default by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any material right or obligation or the loss of any material benefit for, in each case, any party under any Material Contract.

Section 4.17 Taxes.

(a) (i) The Company and each of the Company Subsidiaries have filed all income or franchise Tax Returns and all other material Tax Returns required by applicable Law to be filed by the Company or any of the Company Subsidiaries with any Taxing Authority when due (taking into account any available extensions) and in accordance with all applicable Law; (ii) the Company and each of the Company Subsidiaries have maintained all required records prescribed by applicable Law; (iii) all such Tax Returns and records are true, correct, and complete in all material respects; and (iv) the Company and each of the Company Subsidiaries have paid (or have had paid on their behalf) all material Taxes due and owing (whether or not shown as due on any Tax Return).

(b) (i) The income or franchise Tax Returns and all other material Tax Returns of the Company and each of the Company Subsidiaries for each taxable year ended on or prior to April 30, 2011 have been examined and closed by the relevant Taxing Authority or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired; and (ii) neither the Company nor any of the Company Subsidiaries has granted any currently effective extension or waiver of the statute of limitations period applicable to any Taxes of the Company or any of the Company Subsidiaries, which period (after giving effect to such extension or waiver) has not yet expired or has executed or filed any power of attorney with respect to Taxes which is still in effect.

(c) (i) No material deficiencies for Taxes with respect to the Company or any of the Company Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved; (ii) there is no Proceeding pending or threatened in writing against or with respect to the Company or any of the Company Subsidiaries in respect of any material Tax; (iii) no employee or other individual who has any responsibility for tax compliance and audit matters for the Company Subsidiaries or the Company expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed; and (iv) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or the Company Subsidiaries is or may be subject to taxation by that jurisdiction.

(d) The Company and each of the Company Subsidiaries have, in accordance with all Tax withholding provisions of applicable Law (including backup withholding provisions) (i) timely, properly and accurately withheld and paid over all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or any other Person and (ii) complied with all material reporting requirements (including maintenance of required records with respect thereto).

(e) There are no material Liens for Taxes on any assets of the Company or any of the Company Subsidiaries, other than Permitted Liens.

(f) During the two-year period ending on the date of this Agreement, neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 and Section 361 of the Code.

(g) Neither the Company nor any of the Company Subsidiaries has been a United States real property holding corporation at any time during the preceding five (5) years.

(h) Neither the Company nor any Company Subsidiary has any obligation to file any Tax Returns with or pay any Taxes to any tax authority or tax jurisdiction other than the United States Internal Revenue Service.

(i) Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j) The Company and each Company Subsidiary have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar provision of state, local or foreign Tax applicable Law.

(k) (i) Neither the Company nor any of the Company Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company is or was the common parent); and (ii) neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (other than as a result of Contracts or other agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes).

(l) There are no Tax sharing agreements or similar arrangements, including Tax indemnity arrangements (other than customary commercial or financial arrangements entered into in the ordinary course of business consistent with past practice) or other arrangements or practices with respect to any material Tax (including any advance pricing agreement, closing agreement or other agreement relating to any material Tax with any Taxing Authority) with respect to or involving the Company or any of the Company Subsidiaries.

(m) Neither the Company nor any of the Company Subsidiaries (i) has received any written notice from the IRS proposing any adjustments or changes in accounting methods with respect to the Company or any Company Subsidiary; (ii) has any application pending with the IRS requesting permission for any changes in accounting methods; or (iii) could be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date under any provision of Federal, state, local or foreign Tax law or by agreement with any Taxing Authority as a result of (A) an installment sale or open transaction disposition made on or prior to the Closing Date, (B) any prepaid amount received on or prior to the Closing Date, (C) a gain recognition agreement or closing agreement (whether under Section 7121 of the Code or under any corresponding provision of state, local or foreign Tax applicable Law) executed on or prior to the Closing Date, (D) the utilization of dual consolidated losses described in U.S. Treasury Regulations issued under Code Section 1503(d) on or prior to the Closing Date, (E) any intercompany transaction or any excess loss account within the meaning of Treasury Regulation Section 1.1502-19 under the Code (or any corresponding or similar provision or administrative rule of federal, state, local or foreign tax Law), or (F) an election pursuant to Section 108(i) of the Code made effective on or prior to the Closing Date.

(n) Neither the Company nor any of the Company Subsidiaries has any limitation on the use of any net operating loss or Tax credit or other similar items imposed by Section 382 or Section 383 of the Code or imposed by Treasury Regulations issued pursuant to Section 1502 of the Code or imposed by any other provision of federal, state, local or foreign Law, excluding any limitation arising solely from the Transactions.

Section 4.18 Employee Benefits Plans.

(a) Section 4.18(a) of the Company Disclosure Schedules contains a correct and complete list identifying each material Company Employee Plan. “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, individual consulting, restrictive covenants, change of control, retention, severance or similar contract, plan, program, agreement, arrangement or policy and each other contract, plan agreement, arrangement or policy (written or oral) providing for compensation, bonuses, profit-sharing, savings, stock option, stock purchase or other stock-related rights or other forms of incentive or deferred compensation, retention, change of control, indemnification, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment, retirement benefits (including early retirement or compensation, pension, health, medical or life insurance benefits), supplemental retirement benefits (including termination indemnities and seniority payments), or any other similar fringe, welfare or other employee benefit contract, plan, agreement, arrangement or policy which is maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company for the benefit of or relating to any current or former employee, consultant, independent contractor, officer or director of the Company or any of the Company Subsidiaries (collectively, “Company Employees”), or with respect to which the Company or any of the Company Subsidiaries has any liability. With respect to each Company Employee Plan, the Company has Made Available to Parent complete and accurate copies, to the extent applicable, of: (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Company Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Company Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Company Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the U.S. Department of Labor or any similar Governmental Authority relating to any compliance issues in respect of any such Company Employee Plan; (F) with respect to each Company Employee Plan that is maintained outside the United States (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of all requirements under applicable Law necessary to obtain the most favorable tax treatment and (G) all amendments, modifications or supplements to any such document.

(b) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes or is obligated to contribute to, or has in the past six (6) years sponsored, maintained or contributed or has been obligated to contribute to, (i) any Company Employee Plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, (ii) any defined benefit plan (as defined in Section 414 of the Code), (iii) any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA, or (iv) any multiple employer plan (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (ii), (iii) or (iv) whether or not subject to ERISA).

(c) Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and the Company is not aware of any reason why any such determination letter would reasonably be expected to be revoked or not be issued or otherwise materially adversely affect the qualified status of any such Company Employee Plan. Each Company Employee Plan has been maintained, operated and administered in material compliance with its terms and with the requirements prescribed by applicable Law, including ERISA, the Code and the codes of practice issued by any Governmental Authority. No events have occurred with respect to any Company Employee Plan that would result in a material payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E, 4980H or 5000 of the Code. To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable: (i) the Company or any of the Company Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible with respect to such plan and the Company is not aware of any ground on which such approval may cease to apply.

(d) To the Company’s Knowledge, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of the Company Subsidiaries could be subject to any material liability under the terms of any Company Employee Plan (other than the routine claims for benefits payable under the terms of such Company Employee Plan), ERISA, the Code or codes of practice issued by any Governmental Authority or any other applicable Law. Except as required by applicable Law, neither the Company nor any of the Company Subsidiaries has any plan or commitment to amend or establish any new Company Employee Plan or to continue or increase any benefits under any Company Employee Plan, or to maintain any such benefits or the level of any such benefits generally for any period.

(e) The Company has not received written notice that any Company Employee Plan is under audit or is subject of an investigation by the IRS, the U.S. Department of Labor, the SEC or any other Governmental Authority. There is no material Proceeding pending against or involving or, to the Company’s Knowledge, threatened against or involving any Company Employee Plan before any arbitrator or any Governmental Authority.

(f) None of the Company, any of the Company Subsidiaries, or, to the Company’s Knowledge, any of their respective directors, officers, employees or agents has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of the Company Subsidiaries or any Company Employee Plan or for which the Company or any of the Company Subsidiaries has any indemnification obligation.

(g) All contributions, premiums and other payments required to be made with respect to any Company Employee Plan have been timely made, accrued or reserved for in all material respects.

(h) Except as otherwise required under Section 2.08 with respect to Company Stock Option Plans, neither the execution or delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Company Employee; (ii)

increase the amount or value of any benefit, compensation or other material obligation otherwise payable or required to be provided to any such Company Employee; (iii) accelerate the time of payment or vesting of any such benefit or compensation; or (iv) accelerate the time of or otherwise trigger any funding (through a grantor trust or otherwise) of any such compensation or benefits. Neither the execution or delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) result in any amount failing to be deductible by reason of Section 280G of the Code or any similar applicable Law. There is no Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound to compensate any Company Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 4.18(h)(i) of the Company Disclosure Schedules lists all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) of the Company, as determined as of the date of this Agreement. Section 4.18(h)(ii) of the Company Disclosure Schedules (i) lists all Persons who have contractual entitlements to severance or termination payments in connection with a change in control or otherwise or any transaction payments or retention payments and (ii) describes each such entitlement. Other than as listed on Section 4.18(h)(ii) of the Company Disclosure Schedules, no Person has contractual entitlements to severance or termination payments, transaction payments or retention payments.

(i) There is no contract, plan, program, agreement or arrangement (written or otherwise) covering any Company Employee that, individually or collectively (including by reason of the Transactions) would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(m) of the Code.

(j) Neither the Company nor any of the Company Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or the Company Subsidiaries except as required to comply with Section 4980B of the Code or any similar applicable Law. Each Company Employee Plan that is a “group health plan” (as defined in Code Section 5000(b)) has at all times been in material compliance with the provisions of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and any similar applicable Law. Each of the Company Employee Plans is in compliance with the 2010 Health Care Law, to the extent applicable.

(k) Each Company Employee Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance. Neither the Company nor any Company Subsidiary is a party to, or otherwise obligated under, any Contract, plan or program that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code. Each Company Stock Option is exempt from the additional tax and interest described in Section 409A(a)(1)(B) of the Code.

(l) (i) Each International Employee Plan is, and has been, established, registered (where required), qualified, administered, operated, funded (where required) and invested in compliance in all material respects with the terms thereof and applicable Law, (ii) with respect to each International Employee Plan, all required material filings and reports have been made in a timely manner with all Governmental Authorities, (iii) all material obligations of the Company and the Company Subsidiaries to or under the International Employee Plans (whether pursuant to the terms thereof or applicable Law) have been satisfied, and there are no outstanding material defaults or violations thereunder by the Company or any of the Company Subsidiaries, (iv) full payment has been made in a timely manner of all material amounts which are required to be made as contributions, payments or premiums to or in respect of any International Employee Plan under applicable Law or under any International Employee Plan, (v) no material Taxes, penalties or fees are owing or assessable under any such International Employee Plan, (vi) to the Company’s Knowledge, no event has occurred with respect to any registered International Employee Plan which would result in the revocation of the registration of such International Employee Plan, or which would entitle any Person (without the consent of the sponsor of such International Employee Plan) to wind up or terminate any such International Employee Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the tax status of any such International Employee Plan, and (vii) no contribution holidays have been taken under any of the International Employee Plans, and there have been no material withdrawals of assets or transfers from any International Employee Plan, except in accordance with applicable Law.

(m) All contracts of employment with any employee of the Company or any of the Company Subsidiaries who provide services outside the United States (“Foreign Employees”), director or consultant can be terminated by three months’ notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than a statutory redundancy payment applicable by virtue of applicable Law or compensation for unfair dismissal applicable by virtue of applicable Law).

(n) Except as required by Law, no condition or term under any relevant Company Employee Plan exists which would prevent Parent from terminating or amending any International Employee Plan at any time for any reason without liability to Parent (other than ordinary administration expenses or routine claims for benefits).

Section 4.19 Labor and Employment Matters.

(a) The Company and each Company Subsidiary are in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health and workers’ compensation, employee classification and wages and hours, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and state anti-discrimination laws. As of the date of this Agreement, (i) there are no material charges, complaints, audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Company or, to the Company’s Knowledge, otherwise threatened in writing against it, and (ii) no written complaints relating to employment practices of the Company have been made to any Governmental Authority or submitted to the Company. To the Company’s Knowledge, neither the Company nor any of the Company Subsidiaries has any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an “employee,” or with respect to any Company Employee leased from another employer.

(b) The Company and each of the Company Subsidiaries, with respect to each Company Employee: (i) has withheld and reported all amounts required by applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to such employees, consultants, independent contracts and directors, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for such employees, consultants, independent contracts and directors (other than routine payments to be made in the normal course of business and consistent with past practice).

(c) Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, organization, group or association, works council or other employee representative body. To the Company’s Knowledge, neither the Company nor any Company Subsidiary is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union, organization, group or association, works council or other employee representative body. There is no pending or, to the Company’s Knowledge, threatened in writing, labor strike, lockout, slowdown or work stoppage involving the Company or any Company Subsidiary or their employees, nor have there been any such labor strikes, lockouts, slowdowns or work stoppages in the last five (5) years.

(d) WARN Act. Within the past three years, neither the Company nor any of the Company Subsidiaries has implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable Law, and no such action will be implemented without advance notice and consent of Parent.

(e) Key Employees. As of the date of this Agreement, no Key Employee has given, and to the Company’s Knowledge, does not intend to give, notice that such Key Employee is resigning or intends to resign. As of the date of this Agreement, no Key Contractor has given, and to the Company’s Knowledge, does not intend to give, notice that such Key Contractor is terminating or intends to terminate the Contract pursuant to which such Key Contractor provides service to the Company or any of its Subsidiaries.

Section 4.20 Customers, Suppliers and Distributors.

(a) Section 4.20(a) of the Company Disclosure Schedules sets forth a correct and complete list, as of the date of this Agreement, of the top fifteen (15) (determined by revenue) third-party customers that are not resellers and distributors (such resellers and distributors being addressed in Section 4.20(c)) of the Company and the Company Subsidiaries, taken as a whole, over the period between September 1, 2014 and August 31, 2015 for each of the Discovery, Tools and Archive business segments (“Major Customers”) and the amount of consideration paid to the Company and the Company Subsidiaries by each Major Customer during such period. To the Company’s Knowledge, during the twelve (12) month period prior to the date of this Agreement, neither the Company nor any of its Affiliates (including the Company Subsidiaries) has received any written notice from any Major Customer indicating that it intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the Company or any of the Company Subsidiaries.

(b) Section 4.20(b) of the Company Disclosure Schedules sets forth a correct and complete list, as of the date of this Agreement, of the top fifteen (15) third-party suppliers and service providers (by revenue) of the Company and the Company Subsidiaries, taken as a whole, over the period between September 1, 2014 and August 31, 2015 (“Major Suppliers”) and the amount of consideration paid to each Major Supplier by the Company and the Company Subsidiaries during such period. To the Company’s Knowledge, during the twelve (12) months prior to the date of this Agreement, neither the Company nor any of its Affiliates (including the Company and the Company Subsidiaries) has received any written notice from any Major Supplier indicating that it intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the Company and the Company Subsidiaries.

(c) Section 4.20(c) of the Company Disclosure Schedules sets forth a correct and complete list, as of the date of this Agreement, of the top fifteen (15) third-party resellers and distributors (by revenue) of the Company and the Company Subsidiaries, taken as a whole, for over the period between September 1, 2014 and August 31, 2015 for each of the Discovery, Tools and Archive business segments (“Major Distributors”) and the amount of consideration paid to the Company and the Company Subsidiaries by each Major Distributor during such period. To the Company’s Knowledge, during the twelve (12) months prior to the date of this Agreement, neither the Company nor any of its Affiliates (including the Company and the Company Subsidiaries) has received any written notice from any Major Distributor indicating that it intends to cancel, terminate or otherwise adversely modify in any material respect its relationship with the Company and the Company Subsidiaries.

Section 4.21 Insurance Policies. Section 4.21(a) of the Company Disclosure Schedules sets forth a true, correct, current and complete list of all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and the Company Subsidiaries (collectively, the “Insurance Policies”), including, for each, the amount and type of coverage, carrier (including carrier’s A.M. Best financial strength rating), term and annual premiums. Section 4.21(b) of the Company Disclosure Schedules sets forth all material claims and notice of circumstances made by the Company or any of the Company Subsidiaries under any such Insurance Policy. All of the Insurance Policies or renewals (or extended reporting period(s), if applicable) thereof are in full force and effect. The Company and each of the Company Subsidiaries maintains insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All premiums due and payable under all such policies (and extended reporting period(s), if applicable) and bonds have been paid when due, and the Company and the Company Subsidiaries are otherwise in material compliance with the terms of such Insurance Policies (or other policies and bonds providing substantially similar insurance coverage). Neither the Company nor any of the Company Subsidiaries has received any notice of cancellation, non-renewal or material reduction in limits or coverage with respect to any such policy or coverage, and no insurer under any such policy or coverage has questioned, disputed or denied or, to the Company’s Knowledge, threatened to question, dispute or deny any material claim or notice of circumstance thereunder. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will result in the termination or cancellation of such Insurance Policies.

Section 4.22 Environmental Matters. Except as would not constitute a Company Material Adverse Effect:

(a) the operations of the Company and the Company Subsidiaries have been and are in compliance with all Environmental Law, which compliance has included obtaining, maintaining and complying with any Permits required under all Environmental Law necessary to operate its business;

(b) neither the Company nor any of the Company Subsidiaries is subject to any pending, or to the Company’s Knowledge, threatened written claim, Proceeding or Order;

(c) there has been no Release or presence of or exposure to any Hazardous Substance that would reasonably be expected to result in liability or a requirement for investigation, notification or remediation by the Company or any of the Company Subsidiaries under any Environmental Law;

(d) to the Company’s Knowledge, no underground storage tanks are located at the properties owned, operated or leased by the Company or any of the Company Subsidiaries, and no such underground storage tanks have released any Hazardous Substance;

(e) all waste materials generated in connection with the operation of the Company’s and each Company Subsidiary’s businesses or operations have been sent off-site for storage, treatment, recycling or disposal at facilities that, to the Company’s Knowledge, operate in material compliance with applicable Environmental Law, and neither the Company nor any of the Company Subsidiaries has received notice of potential responsibility or liability relating to such activities or to any other matter or condition arising under or relating to any Environmental Law or any Hazardous Substance; and

(f) the Company has delivered to, or has otherwise made available for inspection by Parent, all material investigation reports, studies, audits, test results or similar documents in the possession, control or custody of the Company or any of the Company Subsidiaries relating to environmental, health or safety matters or Hazardous Substances.

Section 4.23 Intellectual Property.

(a) Section 4.23(a) of the Company Disclosure Schedules contains a true, correct and complete list of the following categories of Company Owned IP: (i) Patents and material invention disclosures, (ii) registered, applied-for and material unregistered Marks, (iii) registered and applied-for Copyrights, (iv) Internet domain names and (v) all material Software; in each case listing, as applicable, a true, correct and complete list of (A) the name of the applicant/registrant and current owner of record, (B) the jurisdiction where the application/registration is located, (C) the application or registration number and (D) the status of the application or registration. The Company or one of the Company Subsidiaries is the sole and exclusive owner of each item listed on Section 4.23(a) of the Company Disclosure Schedules, and of all other Company Owned IP. Each item of Company Owned IP is (1) with regard to registered or applied-for Company Owned IP, valid, enforceable and subsisting; (2) free and clear of any Liens other than Permitted Liens; (3) with regard to registered or applied-for

Company Owned IP, properly recorded with the applicable Governmental Authority as owned by the Company or one of the Company Subsidiaries, including the correct chain of title for each item; and (4) not subject to any pending, threatened or outstanding Order, Proceeding (including reexaminations, transitional program proceedings, derivation proceedings, post-grant reviews, inter partes reviews or opposition or confirmation proceedings), charge, complaint, claim or demand which challenges or would restrict the legality, validity, enforceability, use, or ownership by the Company or its respective Company Subsidiary of the item.

(b) The Intellectual Property licensed pursuant to the Company IP Licenses, together with the Company Owned IP, constitute all the Intellectual Property necessary and sufficient to conduct the respective businesses of the Company and the Company Subsidiaries as currently conducted, as it has been conducted during the past year and as proposed to be conducted (other than Intellectual Property assets licensed pursuant to Shrink Wrap Licenses). Since January 1, 2012, neither the Company nor any Company Subsidiary has transferred ownership of or granted an exclusive license to, any third party of any Intellectual Property that is, or was, material Company Owned IP.

(c) The conduct of the business of the Company and each of the Company Subsidiaries as currently conducted and as conducted since May 1, 2012 (and to the Company’s Knowledge, during the three (3) years prior to May 1, 2012) and the products and services of the Company and each Company Subsidiary, do not infringe, violate or misappropriate and have not infringed, violated or misappropriated any Intellectual Property of any Person (“Third Party Rights”). Neither the Company nor any of the Company Subsidiaries has received any written notice of any claims (including through an invitation to license, cease and desist or equivalent letter or any other notice of any allegation (including any third party claims for indemnification)) that have been made against the Company or any Company Subsidiary, nor is there any pending or, to the Company’s Knowledge, threatened Proceeding, charge, complaint, claim or demand or any other proceeding alleging the infringement, violation or misappropriation by the Company or any Company Subsidiary, or by the products or services of the Company and each Company Subsidiary, of any Third Party Rights, nor does the Company have knowledge of any basis therefor. To the Company’s Knowledge, there is no infringement, misappropriation or violation by any Person of any of the material Company Owned IP.

(d) The Company and the Company Subsidiaries have taken reasonable steps and security measures to protect, maintain and safeguard their rights in all Company-owned Trade Secrets included in the Company IP Rights and third party Trade Secrets provided to the Company and the Company Subsidiaries that are subject to confidentiality obligations, including by requiring all of its employees, contractors and consultants and any other Person with access to such Trade Secrets to execute confidentiality and non-disclosure agreements, and to the Company’s Knowledge, there has not been any breach by any party to such agreements, except in each case, as would not constitute a Company Material Adverse Effect. To the Company’s Knowledge, no Company Owned IP is in jeopardy of being lost or abandoned through failure to act of the Company or any Company Subsidiary.

(e) Each current, and to the Company’s Knowledge, former, employee, advisor, partner, consultant or contractor of the Company or any of the Company Subsidiaries and any other individual (to the extent such individual has been involved in the creation, invention or development of Intellectual Property for or on behalf of the Company or the Company Subsidiaries) (each such Person, a “Contributor”) has executed and delivered written contracts with the Company or the relevant Company Subsidiary that assign to the Company or the relevant Company Subsidiary all Intellectual Property relating to the business of the Company and the Company Subsidiaries that are or were created, invented or developed by such Contributors during the course of their work for or on behalf of the Company or the Company Subsidiaries. Without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to Company Owned IP, nor has any Contributor made any assertions in writing to the Company with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion; and neither this Agreement nor the Transactions will provide any Contributor with any such right, claim, interest or option.

(f) Any collection, acquisition, use, storage, transfer, distribution or dissemination by the Company or any of the Company Subsidiaries of any personally identifiable information of any third parties or of customers (or customers’ confidential information) (collectively, “Customer Data”) is and has been in compliance with (i) all applicable Law, (ii) all relevant Contracts to which the Company and/or the Company Subsidiaries are party and (iii) the Company and each of the Company Subsidiaries’ privacy policies, in each case in all material respects. The Company and the Company Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of Customer Data, and the Company and the Company Subsidiaries are, and have been, in compliance with such policies and procedures in all material respects. To the Company’s Knowledge, there have been no material breaches or violations of any such security measures or of the security of the Company IT Systems, or any unauthorized access to any Customer Data or any other data held by the Company or any Company Subsidiaries. No claim is pending against the Company or the Company Subsidiaries, nor to the Company’s Knowledge, threatened, relating to any such policy, procedure or measure, applicable Law in relation to Customer Data or any breach or alleged breach thereof.

(g) Neither this Agreement nor the Transactions will cause (i) Parent, any of its Affiliates or the Company or any of the Company Subsidiaries to grant to any third party any right to any Intellectual Property owned by any of them, (other than the current grants by the Company or the Company Subsidiaries with respect to the Company Owned IP), (ii) Parent, any of its Affiliates or the Company or any of the Company Subsidiaries to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third party in excess of those payable by the Company or the Company Subsidiaries in the absence of this Agreement or the Transactions pursuant to those Contracts set forth in Section 4.16(a)(xv), or (iii) Parent, any of its Affiliates or the Company or any of the Company Subsidiaries to be in breach of any applicable Laws (including privacy laws) or the privacy policies of the Company and each of the Company Subsidiaries.

(h) No funding, facilities or resources of any Governmental Authority, university, college, other educational institution or research center was used in the development of the Company Owned IP and no such entity has the right to obtain ownership of or other right or interest in or to any Company Owned IP.

(i) To the Company’s Knowledge, there are no material bugs, logic errors, defects or other programming errors in any Company Software that is used by the Company or any of the Company Subsidiaries or sold by the Company to any of their respective customers, and no such Company Software contains, as of the Closing Date, any malicious code (including any “Trojan horse,” “worm,” or “virus,” as these terms are commonly used in the computer software industry).

(j) To the Company’s Knowledge, all hardware (including computers, servers, peripheral devices and telecommunications devices) and Software whether owned, leased or used by the Company or any of the Company Subsidiaries that is material to the performance of or providing of any services to the customers of the Company or any of the Company Subsidiaries (“Company IT Systems”) are in good working order and condition in all material respects and are sufficient for the purposes for which they are used in the business of the Company and the Company Subsidiaries. The Company and each of the Company Subsidiaries has established and maintains reasonable disaster recovery plans, procedures and backup equipment and facilities (collectively, the “Disaster Recovery Plans”) of a scope consistent in all material respects with (i) customary industry practice in the event of a disaster, emergency or persistent equipment or telecommunications failure affecting the Company and/or the Company Subsidiaries or its or their customers, (ii) all applicable Law and (iii) all Material Contracts (including customer contracts) to which the Company and/or the Company Subsidiaries are party. The Company and the Company Subsidiaries carry out periodic audits and tests of the Disaster Recovery Plans and are otherwise in full compliance with the Disaster Recovery Plans in all material respects.

(k) Section 4.23(k)(i) of the Company Disclosure Schedules lists all Open Source Software that has been incorporated into, integrated with, combined with or linked to any product or service of the Company or Company Software in any way, or from which any products or services of the Company or Company Software was derived. Section 4.23(k)(ii) describes the manner in which each Open Source Software program was incorporated into, integrated with, combined with or linked to any such product or service of the Company or Company Software (such description shall include whether (and, if so, how) the Open Source Software was modified, distributed, conveyed or licensed out by the Company or any of the Company Subsidiaries). The Company and the Company Subsidiaries have not used Open Source Software in any manner that does, or would be reasonably expected to, with respect to any product or service of the Company or the Company Subsidiaries or any Company Software, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, or (iv) create, or purport to create, other obligations for the Company or any of the Company Subsidiaries that affect any Company Software. With respect to any Open Source Software that is used by the Company or the Company Subsidiaries in any way, the Company and the Company Subsidiaries are in material compliance with all applicable agreements with respect thereto.

(l) Neither the Company nor any of the Company Subsidiaries has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. To the Company’s Knowledge, neither the current operation of the businesses of the Company and the Company Subsidiaries nor any of the Transactions, including the Merger, results or will result in any requirement that the Company or any of the Company Subsidiaries publish, disclose, deposit in escrow, license or otherwise make available the source code for its Software.

Section 4.24 Real Property.

(a) Neither the Company nor any of the Company Subsidiaries owns any real property.

(b) Section 4.24(b) of the Company Disclosure Schedules sets forth (i) a true, correct and complete list of all real property leased, subleased, licensed, sublicensed or otherwise occupied by the Company or any of the Company Subsidiaries (each, a “Leased Real Property”), (ii) the address for each Leased Real Property and (iii) the current rent amounts payable by the Company or any of the Company Subsidiaries with respect to each Leased Real Property. The Company has Made Available to Parent complete and correct copies of each such lease, sublease, license, sublicense or other occupancy agreement, in each case including all amendments thereto (each, a “Lease Agreement”) for each Leased Real Property. The Lease Agreement for each Leased Real Property is a valid and binding obligation of the Company or one of the Company Subsidiaries, as applicable, and to the Company’s Knowledge, any counterparty thereunder, and are in full force and effect. The Company or one of the Company Subsidiaries has a valid leasehold, subleasehold, license, sublicense or similar interest in each Leased Real Property, free and clear of all Liens except for Permitted Liens. Either the Company or one of the Company Subsidiaries, as applicable, has performed all material obligations required to be performed by it to date under each Lease Agreement, and there are no outstanding material defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a material default or breach by the Company or any of the Company Subsidiaries or, to the Company’s Knowledge, by any counterparty under any Lease Agreement for a Leased Real Property.

(c) Section 4.24(c) of the Company Disclosure Schedules sets forth (i) a true, correct and complete list of all real property (whether owned, leased, subleased, licensed, sublicensed or otherwise occupied by the Company or any of the Company Subsidiaries) of the Company or any Company Subsidiary that is leased, subleased, licensed, sublicensed or otherwise occupied by a Person other than the Company or any of the Company Subsidiaries (each, a “Rented Real Property”), (ii) the address for each Rented Real Property, (iii) the current rent amounts payable by the Company or any of the Company Subsidiaries with respect to each Rented Real Property and (iv) the current rent amounts paid to the Company or any of the Company Subsidiaries with respect to each Rented Real Property. The Company has Made Available to Parent complete and correct copies of each such lease, sublease, license, sublicense or other occupancy agreement, in each case including all amendments thereto (each, a “Rental Agreement”) for each Rented Real Property. The Rental Agreements for each Rented Real Property is a valid and binding obligation of the Company or one of the Company Subsidiaries, as applicable, and to the Company’s Knowledge, any counterparty thereunder, and are in full force and effect. The Company or one of the Company Subsidiaries has a valid leasehold, subleasehold, license, sublicense or similar interest in each Rented Real Property, free and clear of all Liens except for Permitted Liens. Either the Company or one of the Company Subsidiaries, as applicable, has performed all material obligations required to be performed by it to date under each Rental Agreement, and there are no outstanding material defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a material default or breach by the Company or any of the Company Subsidiaries or, to the Company’s Knowledge, by any counterparty under any Rental Agreement for a Rented Real Property.

(d) The premises demised pursuant to the Lease Agreements for the Leased Real Property is in all material respects in sufficient order, condition and repair for the current conduct of the business of the Company.

Section 4.25 Sanctions Laws.

(a) The Company and the Company Subsidiaries are in compliance in all material respects with, and at all times within the past five (5) years have been in compliance in all material respects with, and have not engaged in any conduct sanctionable under, all applicable Sanctions Laws, and there are not now, nor have there been within the past five (5) years, any formal or informal Proceedings, allegations, or inquiries pending, expected or, to the Company’s Knowledge, threatened against the Company, any Company Subsidiary or any officer or director of the Company or any Company Subsidiary concerning violations or potential violations of, or conduct sanctionable under, any Sanctions Law. The Company and each Company Subsidiary has instituted and maintains policies and procedures reasonably designed to ensure compliance with all applicable Sanctions Laws.

(b) None of the Company, any Company Subsidiary or any member of the board of directors, officer, partner, managing director or similar person with senior managerial responsibility of the Company or any Company Subsidiary, is a Sanctioned Person. No Sanctioned Person or group of Sanctioned Persons beneficially owns more than 5% of the Company.

(c) Neither the Company nor any Company Subsidiary, directly or indirectly, has or in the past five (5) years has had, directly or indirectly, any transactions with or investments in any Sanctioned Person or Sanctioned Country.

(d) Neither the Company nor any Company Subsidiary has any obligation, plan, or commitment to engage in or complete any transaction with or investment in any Sanctioned Person or Sanctioned Country in the future.

Section 4.26 Interested Party Transactions. Except as disclosed in the Company SEC Documents, since the Audited Balance Sheet Date, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

Section 4.27 Brokers’ Fees. There is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of the Company or any of the Company Subsidiaries, Affiliates, or any of their respective officers or directors in their capacities as officers or directors, who is entitled to any advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Offer, the Merger or any of the other Transactions.

Section 4.28 Opinion of Financial Advisor. The Company Board has received an opinion from MHT MidSpan, L.P., dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the qualifications, exceptions and limitations set forth therein, the Merger Consideration to be received in the Offer and the Merger by the holders of Shares (other than Parent and its Subsidiaries and any holder of Dissenting Shares) is fair, from a financial point of view, to such holders. A signed copy of such opinion shall be delivered to Parent as soon as practicable for information purposes only.

Section 4.29 Credit Agreement Waiver. The Company and Wells Fargo Capital Finance, LLC have entered into a Waiver and Forbearance Agreement (the “Credit Agreement Waiver”) substantially in the form attached as Exhibit C hereto. The Credit Agreement Waiver is in full force and effect and is a valid and binding agreement enforceable against the Company and Wells Fargo Capital Finance, LLC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 4.30 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article 4, (i) none of the Company, any of its Affiliates and any other Person on behalf of any of them makes any express or implied representation or warranty with respect to the Company, the Company Subsidiaries or their respective businesses or with respect to any other information provided or Made Available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof, and (ii) the Company hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the Transactions contemplated by this Agreement, including the Merger and the Offer.

(b) The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in Article 5, none of Parent, Merger Sub or any other Person is making or has made any representations or warranty, express or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or any of their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or any of their Subsidiaries or any other matter furnished or provided to the Company or made available to the Company or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The Company is not relying and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with the SEC on or after January 1, 2015 and prior to the date of this Agreement (other than as set forth in the forward looking statements or the risk factors contained therein), Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and, when applicable, in good standing under the laws of the its jurisdiction of formation and has full corporate power and authority required to carry on its business as now conducted.

Section 5.02 Authority; Enforceability. Each of Parent and Merger Sub has full corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal or foreign securities laws and (iii) any actions or filings the absence of which would not have a material adverse effect on Parent’s ability to consummate the Merger and the other Transactions.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of organization or bylaws (or similar governing documents) of Parent or the articles of organization and bylaws of Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or cancellation or give to others any right of termination, vesting, amendment, acceleration or cancellation (in each case, with or without notice or lapse of time or both) of any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) above, as would not have a material adverse effect on the ability of Parent and Merger Sub to consummate the Transactions.

Section 5.05 Capitalization and Operation of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated hereby.

Section 5.06 Share Ownership. None of Parent, Merger Sub and their Affiliates owns (directly or indirectly, beneficially or of record, including pursuant to a derivatives contract), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement and the Tender Agreement). None of Parent, Merger Sub and their “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of the Company, as such terms are defined in Section 203 of the DGCL.

Section 5.07 No Vote of Parent Stockholders; Required Approval. No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Merger or the other Transactions. The vote or consent of Parent or a wholly-owned Subsidiary of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 5.08 Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC or at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing expressly for inclusion or incorporation by reference in the Offer Documents.

Section 5.09 Litigation. As of the date of this Agreement, there is no Proceeding pending against or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the Transactions. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order that would constitute a Parent Material Adverse Effect.

Section 5.10 Available Funds. At each of the consummation of the Offer and the Effective Time, Parent and Merger Sub will have all funds necessary for the payment of the aggregate Offer Price and Merger Consideration, as the case may be, and sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement.

Section 5.11 Brokers’ Fees. There is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacities as officers or directors, who is entitled to any advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Offer, the Merger or any of the other Transactions.

Section 5.12 No Other Representations or Warranties.

(a) Except for the representations and warranties expressly set forth in this Article 5, (i) none of Parent, Merger Sub, any of its Affiliates and any other Person on behalf of any of them makes any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses or with respect to any other information provided or Made Available, to the Company or its Representatives or Affiliates in connection with the Transactions, including the accuracy or completeness thereof, and (ii) Parent and Merger Sub hereby disclaim any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the Transactions contemplated by this Agreement, including the Merger and the Offer

(b) Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company in Article 4 (as qualified by the applicable items disclosed in the Company Disclosure Schedules), neither the Company nor any other Person is making or has made any representations or warranty, express or implied, at law or in equity, with respect to or on behalf of the Company or any of its Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any of its Subsidiaries or any other matter furnished or provided to Parent or Merger Sub or made available to Parent, Merger Sub or their Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and Merger Sub are not relying and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Parent and Merger Sub have conducted their own independent investigation of the Company and its Subsidiaries and the Transactions and have had an opportunity to discuss and ask questions regarding the Company and its Subsidiaries’ business with the management of the Company.

ARTICLE 6

COVENANTS

Section 6.01 Conduct of the Company.

(a) During the period commencing on the date of this Agreement and ending on the earlier of the termination of this Agreement in accordance with Article 8 and the Effective Time (the “Pre-Closing Period”), except for matters (a) expressly required by this Agreement (b) required by applicable Law or (c) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and (i) use its reasonable best efforts to (A) preserve intact its business organization, assets and technology, and (B) maintain in effect all of its material Permits, and (ii) use commercially reasonable efforts to (A) keep available the services of its officers and employees of the Company and the Company Subsidiaries, and (B) maintain and preserve satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with the Company or any of the Company Subsidiaries.

(b) Without limiting the generality of the foregoing in Section 6.01(a) and except for matters expressly required by this Agreement, as disclosed in Section 6.01(b) of the Company Disclosure Schedules or as required by applicable Law, during the Pre-Closing Period, the Company shall not, nor shall it permit any of the Company Subsidiaries to, do any of the following without the prior written consent of Parent:

(i) amend the Organizational Documents of the Company or any of the Company Subsidiaries (whether by merger, consolidation or otherwise);

(ii) issue, sell, grant, pledge or otherwise dispose of or grant or suffer to exist any Lien with respect to the Company’s or any of the Company Subsidiaries’ capital stock, or grant any options, warrants or other rights to acquire any such capital stock or other interest or any instrument convertible into or exchangeable or exercisable for any such capital stock or other interest, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement in accordance with the applicable Company Stock Option Plan’s and Company Stock Option’s terms as in effect on the date of this Agreement;

(iii) amend any term of any Company Security or any security of any of the Company Subsidiaries (in each case, whether by merger, consolidation or otherwise);

(iv) purchase, redeem or otherwise acquire any Company Securities, except for acquisitions of Company Common Stock by the Company in satisfaction by holders of Company Stock Options in existence as of the date of this Agreement for the applicable exercise price and/or withholding taxes;

(v) adopt any plan of merger, consolidation, reorganization, liquidation or dissolution of the Company or any of the Company Subsidiaries, file a petition in bankruptcy under any provisions of federal or state bankruptcy applicable Law on behalf of the Company or any of the Company Subsidiaries or consent to the filing of any bankruptcy petition against any the Company or any of the Company Subsidiaries under any similar applicable Law;

(vi) create any Subsidiary of the Company or any of the Company Subsidiaries;

(vii) (A) declare, accrue, set aside or pay any dividend or make any other distribution on or in respect of (whether in cash, stock, property or otherwise) the Company’s or any of the Company Subsidiaries’ capital stock or other securities (other than to the Company or one of the Company Subsidiaries) or (B) redeem, repurchase or otherwise reacquire, split, combine or reclassify any capital stock of the Company or any of the Company Subsidiaries or otherwise change the capital structure of the Company or any of the Company Subsidiaries;

(viii) make any material changes in any accounting methods, principles or practices except as required by a change in GAAP or required by Regulation S-X promulgated under the Exchange Act;

(ix) change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in accordance with past practices (any prior written consent of Parent to the items in this clause (ix) shall not be unreasonably withheld, conditioned or delayed);

(x) (A) except in the ordinary course of business in accordance with past practice, accelerate, terminate, cancel, renew, fail to exercise an expiring renewal option, amend, grant, request or receive a waiver under or otherwise modify in any material respect any Material Contract or Lease Agreement or any Contract that would constitute a Material Contract or Lease Agreement if in effect as of the date of this Agreement or (B) enter into any Contract that would constitute a Material Contract or a Lease Agreement if in effect as of the date of this Agreement; provided, however, that any prior written consent of Parent relating to this clause (x) shall not be unreasonably withheld, conditioned or delayed;

(xi) make any capital expenditures in excess of $10,000 in the aggregate;

(xii) incur, assume or guarantee any Indebtedness in excess of $10,000; provided, however, that any prior written consent of Parent relating to this clause (xii) shall not be unreasonably withheld, conditioned or delayed;

(xiii) grant or suffer to exist any material Liens on any properties or assets, tangible or intangible, of the Company or any of the Company Subsidiaries other than Permitted Liens;

(xiv) make any capital investment in or loan to, or make or forgive any loan to, any other Person;

(xv) sell, lease, pledge, abandon, assign or otherwise dispose of any of the material tangible assets, properties or rights of the Company or any of the Company Subsidiaries except sales of assets (A) pursuant to existing Contracts or (B) in the ordinary course of business consistent with past practice;

(xvi) purchase or acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or division thereof or any other business or any equity interest in or all or substantially all of the assets of any Person;

(xvii) enter into a new line of business or abandon or discontinue any existing line of business;

(xviii) settle, pay, discharge or satisfy any Proceeding where such settlement, payment, discharge or satisfaction would (A) require the payment by the Company and/or any of the Company Subsidiaries of an amount in excess of $10,000 (other than and to the extent permitted by Section 6.01(b)(xviii) of the Company Disclosure Schedules) or (B) impose any material restrictions or limitations upon the operations or business of Company or any of the Company Subsidiaries, whether before, on or after the Effective Time;

(xix) commence any Proceeding other than for the routine collection of invoices;

(xx) except as required by applicable Law, (A) pay bonuses or increase the compensation payable or that could become payable by the Company or any of the Company Subsidiaries to directors, officers or employees, (B) enter into any new or amend in any material respect, any existing employment, indemnification, severance, retention, change in control or similar agreement with any of its past or present directors, officers or employees, (C) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, (D) enter into any third-party Contract with respect to a Company Employee Plan (including contracts for the provision of services to such Company Employee Plan, including benefits administration) having a term of greater than one (1) year, (E) accelerate any rights or benefits, or, other than in the ordinary course of business and consistent with past practice, make any determinations or interpretations with respect to any Company Employee Plan, (F) fund any rabbi trust or similar arrangement, (G) grant or amend any equity or equity-based awards or (H) hire or terminate the employment or services of (other than for cause) any officer, employee, independent contractor or consultant;

(xxi) assign, grant a Lien on, grant a license, release, immunity or a covenant not to sue under or in respect of any material Company Owned IP (other than the grant of non-exclusive licenses to the Company’s customers in the ordinary course of business, to the extent such licenses are necessary for the respective customer’s use or receipt of the Company’s products and services and subject to terms and conditions (including as to confidentiality) that are consistent with past practice);

(xxii) cancel, fail to renew, fail to continue to prosecute, fail to protect or defend, abandon or allow to lapse any material Company Owned IP;

(xxiii) settle or compromise any material claim relating to Taxes, amend any material Tax Return, make any change in any of the methods, principles or practices used by it for Tax accounting except as required by applicable Law, make or change any Tax election, or prepare and file any Tax Return other than a Tax Return that is prepared on a basis consistent with the Company’s (or, as relevant, its Subsidiary’s) past practice;

(xxiv) enter into any transaction with any stockholder, director, officer or employee of the Company or any of the Company Subsidiaries; or

(xxv) authorize, resolve, commit, agree (by Contract or otherwise) or otherwise become obligated to take any of the actions in the foregoing clauses (i) through (xxiv).

Section 6.02 Unsolicited Proposals.

(a) Except as expressly permitted by this Section 6.02 or as expressly permitted by Section 6.02(a) of the Company Disclosure Schedules, from the date of this Agreement until the consummation of the Offer or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage or facilitate the making of any Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.02, engage in negotiations or discussions with, or furnish any information concerning the Company or any of the Company Subsidiaries to, any Third Party relating to an Acquisition Proposal or any inquiry, proposal or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal or (iii) resolve or agree to do any of the foregoing. The Company shall, and shall cause its Affiliates and its and their respective Representatives to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to or result in an Acquisition Proposal, (B) terminate access by any Third Party to any physical or electronic data room relating to any potential Acquisition Transaction, (C) request the prompt return or destruction of any confidential information provided to any Third Party in the twelve (12) months immediately preceding the date of this Agreement in connection with a proposed Acquisition Transaction and (D) enforce the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any potential Acquisition Transaction; provided, however, that the Company shall be permitted to grant waivers of, and not enforce, any standstill provision to the extent that such provision would otherwise prohibit the counterparty thereto from making a confidential Acquisition Proposal directly to the Company Board for a negotiated Acquisition Transaction in accordance with the terms of this Section 6.02. It is agreed that any violation of the restrictions set forth in this Section 6.02 by any Representative of the Company or any of its Affiliates shall constitute a breach of this Section 6.02 by the Company.

(b) Notwithstanding anything to the contrary contained in this Agreement, if prior to the consummation of the Offer, the Company receives an unsolicited written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 6.02), the Company and the Company Board and their

Representatives may, subject to compliance with this Section 6.02(b), engage in negotiations or discussions with, or furnish any information and reasonable access to, any Third Party making such Acquisition Proposal and its Representatives if the Company Board determines in good faith, after consultation with the Company’s outside legal advisors, and based on information then available, that such Acquisition Proposal constitutes, or would be reasonably expected to result in, a Superior Proposal; provided, that (i) prior to furnishing any material nonpublic information, the Company receives from such Third Party an executed Acceptable Confidentiality Agreement and (ii) any such material nonpublic information so furnished has been previously provided or made available to Parent or is provided or made available (including through the Data Room) to Parent promptly (and in any event within 24 hours) after it is so furnished to such Third Party.

(c) Except as otherwise provided in the last sentence of this Section 6.02(c) and Section 6.02(d), until the termination of this Agreement, neither the Company Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Parent), or publicly propose to withdraw (or so qualify or modify), the Board Recommendation, (B) take any action to exempt any Person (other than Parent and its Affiliates) from the provisions of Section 203 of the DGCL or any other applicable state takeover statute, (C) fail to publicly reaffirm the Board Recommendation within three (3) Business Days after Parent so requests in writing, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal, or (E) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or similar agreement or arrangement (other than an Acceptable Confidentiality Agreement) with any Third Party constituting or relating to, or that is intended to or would reasonably be expected to result in, any Acquisition Proposal or Acquisition Transaction (other than the Transactions), or requiring, or reasonably expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with the Merger or any of the other Transactions, or requiring, or reasonably expected to cause, the Company to fail to comply with this Agreement (an “Alternative Acquisition Agreement”). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the consummation of the Offer, in the event a material development or material change in circumstances (other than an Acquisition Proposal) occurs or arises after the date of this Agreement that was not known and not reasonably foreseeable by the Company Board as of the date of this Agreement, the Company Board may make a Change in Recommendation (under clause (A) or (D) of the definition thereof) if the failure to take such action would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under applicable Law; provided, that the Company has provided Parent four (4) Business Days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such action.

(d) Notwithstanding the foregoing, at any time prior to the consummation of the Offer, if, in response to an unsolicited written Acquisition Proposal made after the date of this Agreement that did not result from a breach of this Section 6.02, the Company Board determines in good faith (after consultation with its outside counsel) that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to approve or recommend such Superior Proposal would be inconsistent with the Company Board’s fiduciary duties to the stockholders of the Company under applicable Law, the Company may terminate this Agreement pursuant to Section 8.01(d)(i) and this Section 6.02(d); provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.01(d)(i) and this Section 6.02(d) unless the Company (A) has complied with its obligations under this Section 6.02, including the obligations set forth in Section 6.02(e), (B) pays, or causes to be paid, to Parent the Termination Fee payable pursuant to Section 9.04(b) prior to or concurrently with such termination and (C) concurrently with such termination, enters into a definitive Alternative Acquisition Agreement that documents the terms and conditions of such Superior Proposal.

(e) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to terminate this Agreement pursuant to Section 6.02(d) or Section 8.01(d)(i) unless (x) the Company shall have provided to Parent four (4) Business Days’ prior written notice (the “Superior Proposal Notice”) advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the material terms and conditions of any such Superior Proposal) and, if applicable, a copy of the relevant proposed transaction agreement and (y):

(i) during such four (4) Business Day period, if requested by Parent, the Company shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii) the Company shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent (such most recent adjustments, the “Proposed Changed Terms”) no later than 5:00 p.m., New York City time, on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (after consultation with its outside legal counsel) that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.

For the avoidance of doubt, (A) if Parent, within four (4) Business Days following its receipt of a Superior Proposal Notice makes an offer that, as determined in good faith by the Company Board (after consultation with its outside counsel) results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 6.02(d) or Section 8.01(d)(i) as a result of such Acquisition Proposal, and (B) any (1) material revisions to the terms of a Superior Proposal or (2) material revisions to an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require the Company to deliver to Parent a new Superior Proposal Notice and a new four (4) Business Day period shall commence thereafter.

(f) The Company shall promptly (and in any event within 24 hours) advise Parent orally or in writing in the event that the Company receives any Acquisition Proposal or any inquiry, proposal or request for information that would reasonably be expected to lead to or result in an Acquisition Proposal, and in connection with such notice, provide to Parent the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal) of any such Acquisition Proposal. The Company shall (i) promptly (and in any event within twenty-four (24) hours) notify Parent of any material change to the terms of any such Acquisition Proposal or any determination by the Company Board pursuant to Section 6.02(b), (ii) promptly notify Parent of (A) any material negotiation sessions between such Third Party or its Representatives on the one hand, and the Company or its Representatives, on the other hand, including providing a summary of all material items discussed in such negotiation session, and (B) if the Company or such Third Party has decided to not pursue such Acquisition Proposal and (iii) provide to Parent as soon as practicable (and in any event within twenty-four (24) hours) after receipt or delivery thereof of any written indication of interest (or amendment thereto) or any written material that constitutes an offer (or amendment thereto) including copies of any proposed Alternative Acquisition Agreements and any financing commitments related thereto.

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through their respective Representatives, from (i) taking and disclosing any position or disclosing any information reasonably required under Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, that in all cases, any such action or disclosure shall comply with Section 6.02(c) and Section 6.02(d).

Section 6.03 Approval of Merger. The Merger shall be governed by and effected under Section 251(h) of the DGCL and shall be effected by Parent, Merger Sub and the Company as soon as practicable following the consummation of the Offer without a stockholders meeting pursuant to Section 251(h) of the DGCL.

Section 6.04 Access to Information.

(a) Subject to applicable Law, upon reasonable notice by or on behalf of Parent to the Company, the Company shall (and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and each Company Subsidiary to) afford Parent’s officers and Parent’s other authorized Representatives reasonable access, during normal business hours throughout the Pre-Closing Period, to its officers, employees, agents, properties, books, Contracts and records and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request. Notwithstanding the foregoing, none of the Company, any Company Subsidiary or any Representative of the Company shall be required to provide access to or to disclose information where such access or disclosure would (i) contravene any applicable Law, Contract of the Company or any Company Subsidiary or Order or (ii) would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege provided that (A) the Company, each Company Subsidiary and each of their Representatives have taken all reasonable steps to provide access to or to disclose such information on a basis that does not contravene applicable Law, Contract or Order or to preserve or waive the Company’s privilege with respect thereto and (B) such access and information shall be granted or made available, as applicable, to external counsel for Parent (subject to external counsel entering into a customary common interest agreement with the Company, on terms mutually agreeable to Parent and the Company).

(b) No information or knowledge obtained by Parent or Merger Sub pursuant to Section 6.02, this Section 6.04 or otherwise shall affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof or otherwise prejudice in any way the rights and remedies of Parent or Merger Sub hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s or Merger Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement.

(c) Parent and Merger Sub shall, and shall cause their respective Affiliates and Representatives to, comply with the Confidentiality Agreement as if a party thereto. All nonpublic documents and information furnished or Made Available to any such Person by the Company and the Company Subsidiaries and their respective Representatives shall be deemed Evaluation Material (as defined in the Confidentiality Agreement).

Section 6.05 Notice of Certain Events. During the Pre-Closing Period, each party hereto shall promptly notify the other in writing of:

(a) any notice or other communication received by such party or any of its Subsidiaries from any Person alleging that the consent, approval, permission or of waiver from such party is or may be required in connection with the Transactions;

(b) any notice or other communication received by such party or any of its Subsidiaries from any Governmental Authority in connection with the Transactions;

(c) any notice received by such party or any of its Subsidiaries from (i) any Key Employee that such Key Employee is resigning or intends to resign from the Company or any of its Subsidiaries; or (ii) any Key Contractor that such Key Contractor is terminating or intends to terminate the Contract pursuant to which such Key Contractor provides service to the Company or any of its Subsidiaries;

(d) any Stockholder Litigation; and

(e) any fact, event or circumstance known to it that would be reasonably likely to result in (i) the failure of any representation or warranty of such party contained in this Agreement to be true or accurate at or prior to the Closing, (ii) any failure of such party to comply with any of such party’s covenants or agreements hereunder or (iii) the failure of any of the conditions set forth on Exhibit A or in Article 7 to be satisfied; provided, that the failure to deliver any notice pursuant to this Section 6.05 shall not be considered in determining whether the conditions set forth on Exhibit A or in Article 7 have been satisfied;

provided, however, that that no notification given by any party pursuant to this Section 6.05 shall (A) limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement, (B) otherwise prejudice in any way the rights and remedies contained in this Agreement, (C) be deemed to affect or modify such party’s reliance on the representations, warranties, covenants and agreements made by the other parties in this Agreement or (D) be deemed to amend or supplement the Company Disclosure Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by such party.

Section 6.06 State Takeover Laws. If any “control share acquisition,” “business combination,” “fair price,” “moratorium” or other anti-takeover applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other Transaction, then each of the Company, Parent, Merger Sub, and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover applicable Law inapplicable to the foregoing.

Section 6.07 Obligations of Merger Sub. Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement.

Section 6.08 Stock Exchange Delisting; Director Resignations.

(a) Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq and/or any other applicable stock exchange or automated quotation system to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and/or any other applicable stock exchange or automated quotation system and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time (if such delisting and deregistration will not have already occurred prior to the Effective Time).

(b) At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors of the Company and the Company Subsidiaries (other than directors of the Company Subsidiaries whom Parent determines shall continue to serve in such capacities following the Effective Time), effective at the Effective Time.

Section 6.09 Director and Officer Liability.

(a) For six (6) years after the Effective Time, Surviving Corporation shall maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligation under this Section 6.09(a), Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement (the “Current Premium”) and if such premiums for such insurance would at any time exceed 200% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 200% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Transactions, provided, however, that the amount paid for such prepaid policies does not exceed 200% of the Current Premium. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) From and after the Effective Time, the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company and the Company Subsidiaries pursuant to (i) each indemnification agreement in effect between the Company or any of the Company Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Company Subsidiary (each, an “Indemnified Party”); and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation, as amended through April 20, 2007, or bylaws of the Company as in effect on the date of this Agreement.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.09.

(d) The provisions of this Section 6.09 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the articles of organization or bylaws, by contract or otherwise. This Section 6.09 shall survive the Closing, the Merger and Effective Time.

Section 6.10 Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall each use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary under applicable Law to consummate the Transactions, including (i) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of such commercially reasonable steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental

Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b) Subject to applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any material filing made with, or written materials to be submitted to, any Governmental Authority in connection with the Transactions, (ii) promptly inform each other of any material communication (or other material correspondence or memoranda) received from, or given to, any Governmental Authority and (iii) promptly furnish each other with copies of all material correspondence, filings and written communications between them or their Subsidiaries or affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the Transactions. The Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any material discussion or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the Transactions. Notwithstanding anything to the contrary in this Section 6.10, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and the Company Subsidiaries.

(c) Parent shall have, except where prohibited by applicable Law, responsibility for determining the strategy for dealing with any Governmental Authority regarding applicable Law relating to antitrust matters. Nothing in this Agreement shall obligate Parent or Merger Sub or any Subsidiary of Parent to, and the Company shall not and shall cause each Company Subsidiary to not, agree to limit in any manner whatsoever (i) any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of their respective Subsidiaries, or (ii) the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of their respective Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of their respective Subsidiaries.

Section 6.11 Payoff of Existing Company Indebtedness. The Company shall use reasonable best efforts to (i) obtain customary payoff letters acceptable to Parent from all financial institutions and other Persons to which indebtedness for borrowed money of the Company or any Company Subsidiary is owed, or the applicable agent, trustee or other representative on behalf of such Persons, which payoff letters together with any related release documentation shall, among other things, include the payoff amount and provide in substance reasonably acceptable to Parent, among other things, that Liens and guarantees, if any, granted in connection therewith related to the assets, rights and properties of the Company and the Company Subsidiaries securing such Indebtedness and any other obligations secured thereby shall be, upon the payment of the amount set forth in the applicable payoff letter at or prior to the consummation of the Offer be released and terminated, in each case specified by Parent to the Company no later than ten (10) business days prior to the consummation of the Offer and (ii) deliver or cause to be delivered such payoff letters, together with the related release documentation, to Parent at the time of consummation of the Offer. Subject to compliance with Section 6.01, the Company shall take, or cause to be taken (including in each case, as applicable, refraining from taking), all action necessary to ensure that there shall not be an “Event of Default” (as defined in the Credit Agreement) under the Credit Agreement (except to the extent such Events of Default are waived by the lenders (or subject to forbearance by the lenders on the date of this Agreement) under, and provided that the Company and its Subsidiaries comply in all material respects with, the Credit Agreement Waiver). The Company shall promptly provide Parent and Merger Sub a copy of any material communication (including any notice or demand) sent or received with respect to or under the Credit Agreement. At the time of consummation of the Offer, subject to Parent making available necessary funds to do so, the Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to, permanently (A) terminate the credit facilities requested by Parent to be so terminated, and all related Contracts to which the Company or any of the Company Subsidiaries is a party and (B) cause to be released any guarantees and any Liens on its assets relating to such terminated credit facilities.

Section 6.12 Stockholder Litigation. The Company shall as promptly as reasonably practicable (and in any event within two (2) Business Days) notify Parent in writing of, and shall give Parent the opportunity to participate (at Parent’s expense) in the defense and settlement of, any Stockholder Litigation. No compromise or full or partial settlement of any Stockholder Litigation shall be agreed to by the Company without Parent’s prior written consent.

Section 6.13 Public Announcements. The parties hereto agree that the initial press release(s) to be issued with respect to the Transactions shall be in the form(s) agreed to by the parties hereto. Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the Transactions and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement that Parent or the Company determines, after consultation with outside legal counsel, is required by applicable Law or any listing agreement with or rule of any national or foreign securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith; provided, however, that notwithstanding the foregoing, the Company shall not be required to consult with Parent before issuing any press release or making any other public statement with respect to a Change in Recommendation effected in accordance with Section 6.02(d) or with respect to its receipt and consideration of any Acquisition Proposal.

Section 6.14 Section 16 Matters. Prior to the Effective Time, the Company shall take all actions as may be reasonably requested by any party hereto to cause any dispositions of equity securities of the Company (including any derivative securities with respect to any equity securities of the Company) by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the Exchange Act, to be exempt under Exchange Act Rule 16b-3.

Section 6.15 Approval of Compensation Arrangements. Prior to the consummation of the Offer, the Company shall take any action necessary to ensure that any Compensation Arrangements entered into after the date of this Agreement (or not previously approved as contemplated by Section 4.03(c)) have been approved as contemplated by Exchange Act Rule 14d-10 for the purpose of satisfying the requirements of the non-exclusive safe harbor set forth in paragraph (d) of such Rule.

Section 6.16 FIRPTA Certificate. Prior to the consummation of the Offer, the Company shall deliver to Parent a statement, issued by the Company in accordance with Treasury regulations section 1.1445-2(c)(3) and sworn under penalty of perjury, certifying that the Company has not been a U.S. real property holding corporation at any time during the period specified by Treasury regulations section 1.1445-2(c)(3).

Section 6.17 Employee Benefits Matters.

(a) For a period of 12 months immediately following the Closing Date, Parent shall provide to employees of the Company or the Company Subsidiaries immediately before the Effective Time who are employed by the Surviving Corporation or any Subsidiary of the Surviving Corporation immediately following the Effective Time (“Continuing Employees”) benefits (excluding any equity or equity-based plan, program or arrangement) that are substantially similar in the aggregate to the benefits (excluding any equity or equity-based plan, program or arrangement) provided by the Company to Continuing Employees immediately prior to the date of this Agreement.

(b) From and after the Closing Date, with respect to each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of the Surviving Corporation, but not including any sabbatical or equity compensation plans, programs, agreements or arrangements (collectively, the “Parent Benefit Plans”) that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in which any Continuing Employee is or becomes eligible to participate, Parent shall use commercially reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his commencement of participation in such Parent Benefit Plan but only to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Closing Date and (ii) to the extent permitted under the applicable Parent Benefit Plan and applicable insurance contracts, credit co-payments or deductibles paid by Continuing Employees in the plan year in which the Closing occurs for purposes of satisfying any deductible or co-payment requirements under the applicable Parent Benefit Plan.

(c) No later than fifteen (15) Business Days following the date of this Agreement, with respect to each “officer” of the Company (as defined in Rule 16a-1 promulgated under the Exchange Act) (each a “Section 16 Officer”) and any other “disqualified individual” of the Company (as defined in Section 280G(c) of the Code), the Company shall furnish a schedule that sets forth (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and any tax gross-up payments) that could be paid to such Section 16 Officer or other disqualified individual as a result of any of the Transactions (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such Section 16 Officer or other disqualified individual and (iii) underlying documentation on which such calculations are based. The schedules and underlying documentation required by this Section 6.17(c) shall be updated and delivered to Parent not later than ten (10) Business Days prior to the anticipated Closing Date.

(d) Parent, the Company and the Surviving Corporation acknowledge and agree that all provisions contained in this Section 6.17 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any Company Employee, any participant in any Company Employee Plan or Parent Benefit Plan or any beneficiary thereof or any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates. Nothing in this Section 6.17 shall be deemed to amend any Company Employee Plan, any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to permit any Person to participate in any particular benefit plan sponsored or maintained by Parent or any of its Affiliates, or to continue or amend any particular benefit plan, before or after the consummation of the Transactions, and any such plan may be amended or terminated in accordance with its terms and applicable Law.

ARTICLE 7

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party. The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of, on or prior to the Closing, of the following conditions:

(a) Merger Sub shall have consummated the Offer; and

(b) no court of competent jurisdiction or any Governmental Authority having jurisdiction over any party hereto shall have issued any Order, nor any applicable Law or other legal restraint, injunction or prohibition shall be in effect that makes consummation of the Merger illegal or otherwise prohibited.

ARTICLE 8

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the consummation of the Offer (except for termination pursuant to Section 8.01(b)(ii), which may occur at any time prior to the Effective Time):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) (A) the Offer shall not have been consummated in accordance with its terms and this Agreement on or before February 8, 2016 (the “End Date”) or (B) the Offer is terminated or withdrawn pursuant to its terms or this Agreement without any Shares being purchased thereunder; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the event specified in such clause; or

(ii) any court of competent jurisdiction or any Governmental Authority shall have issued a final, non-appealable Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger, or any applicable Law shall be in effect that makes consummation of the Merger illegal or otherwise prohibited;

(c) by Parent, prior to the consummation of the Offer:

(i) if a Change in Recommendation shall have occurred;

(ii) the Company shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) in any material respect any provision of Section 6.02; or

(iii) the Company shall have breached or failed to perform in any material respect any of its other covenants or other agreements contained in this Agreement or any representation or warranty of the Company contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would give rise to the failure of an Offer Condition and (B) is incapable of being cured or has not been cured by the Company within fifteen (15) calendar days after written notice has been given by Parent to the Company of such breach, failure to perform or failure to be true and correct; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(c)(iii) if, at the time such termination would otherwise take effect in accordance with the foregoing, Parent or Merger Sub is in material breach of this Agreement; or

(d) by the Company, prior to the consummation of the Offer:

(i) if, the Company Board has effected a Change in Recommendation in response to a Superior Proposal pursuant to and in compliance with Section 6.02(d) in order simultaneously to enter into a definitive Alternative Acquisition Agreement concerning a transaction that constitutes a Superior Proposal and immediately prior to such termination pays to Parent by wire transfer in immediately available funds the Termination Fee required to be paid pursuant to Section 9.04(b);

(ii) Parent shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or any representation or warranty of Parent contained in this Agreement shall not be true and correct, which breach, failure to perform or failure to be true and correct (A) would constitute a Parent Material Adverse Effect, and (B) is incapable of being cured or has not been cured by Parent within fifteen (15) calendar days after written notice has been given by the Company to Parent of such breach, failure to perform or failure to be true and correct; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(ii) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of this Agreement; or

(iii) prior to the commencement of the Offer, if Merger Sub fails to commence the Offer as provided in Section 2.01(a); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d)(iii) if such failure to commence the Offer resulted from the breach of this Agreement by the Company.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is effected.

Section 8.02 Effect of Termination (a). If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of the last sentence of Section 2.02(c), Section 6.04(c), this Section 8.02 and Article 9 shall survive any termination hereof pursuant to Section 8.01; provided, further, that nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to Parent or Merger Sub, to:

Open Text Corporation

105 Adelaide St. West

Toronto, Ontario

Canada M5H 1P9

Facsimile: 226-315-0963

Email: gdavies@opentext.com

Attention: Gordon A. Davies, Chief Legal Officer and Corporate Secretary

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Neil Q. Whoriskey

Facsimile No.: (212) 225-3999

Email: nwhoriskey@cgsh.com

if to the Company, to:

Daegis Inc.

600 E. Las Colinas Blvd, Suite 1500

Irving, TX 75039Attention: Timothy Bacci, President and Chief

Executive Officer

Facsimile: (214) 584-6401

Email: tbacci@daegis.com

with a copy to:

Locke Lord LLP

2200 Ross Avenue

Suite 2200

Dallas, Texas 75201

Facsimile No.: 214-740-8800

Attention: Whit Roberts

Email: wroberts@lockelord.com

Section 9.02 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived at any time before or after approval of this Agreement and the Transactions by the respective Boards of Directors or stockholders of the parties hereto if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b) Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.04 Fees; Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) If this Agreement is terminated pursuant to Section 8.01(d)(i), prior to and as a condition to the effectiveness of such termination, the Company shall pay Parent a fee in immediately available funds in the amount of $480,000 (the “Termination Fee”).

(c) If this Agreement is terminated by Parent pursuant to Section 8.01(c) (other than pursuant to clause (iii) thereof), then the Company shall promptly, but in no event later than one (1) Business Day after termination of this Agreement, pay Parent the Termination Fee in immediately available funds.

(d) If this Agreement is terminated pursuant to Section 8.01(b)(i) or Section 8.01(c)(iii) and (i) at any time on or after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been made to the Company Board or the Company or publicly announced, and (ii)(A) within twelve (12) months after the date of such termination, the Company enters into a definitive acquisition agreement that provides for an Acquisition Transaction and thereafter such Acquisition Transaction is consummated (whether or not such consummation occurs within or after such twelve (12) month period) or (B) within twelve (12) months after the date of such termination any Acquisition Transaction is consummated, then the Company shall pay Parent the Termination Fee on the second Business Day after such event in immediately available funds; provided, however, that for purposes of this Section 9.04(d), the term “Acquisition Transaction” shall have the meaning assigned to such term in Article 1 except that the reference to “fifteen percent (15%)” therein shall be deemed to be a reference to “fifty percent (50%).”

(e) If this Agreement is terminated pursuant to Section 8.01(b)(i) at a time when all Offer Conditions have been satisfied or waived other than the Minimum Tender Condition, (ii) the failure of the Offer to be consummated does not result from the breach of this Agreement by Parent or Merger Sub, and (iii) and a Termination Fee is not otherwise payable pursuant to this Section 9.04 in connection with such termination, then the Company shall promptly, but in no event later than one (1) Business Day after delivery to the Company of a notice of demand for payment for all expenses of Parent or Merger Sub incurred in connection with the Transactions, pay Parent an amount equal to the amount of such expenses (not to exceed $350,000 in the aggregate) for which Parent has not theretofore been reimbursed by the Company. Such expenses shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by or on behalf of Parent or Merger Sub in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Tender Agreement and the Transactions. Any amount paid pursuant to this Section 9.04(e), may be deducted from any amount that is subsequently paid under Section 9.04(d).

(f) For the avoidance of doubt, any payment made by the Company under this Section 9.04 shall be payable only once with respect to this Section 9.04 and not in duplication even though such payment may be payable under one or more provisions hereof.

(g) The Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the Transactions and that without such provisions Parent and Merger Sub would not have entered into this Agreement. If the Company fails to pay the Termination Fee or any portion thereof and Parent or Merger Sub commences a suit which results in an Order against the Company for the Termination Fee or any portion thereof, the Company shall pay Parent and Merger Sub their costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit. Parent shall promptly provide to the Company upon request therefor the wire transfer information required to make any payments pursuant to this Section 9.04.

(h) Other than with respect to an Intentional Breach of this Agreement by the Company, in the event that the Termination Fee or the expenses of Parent or Merger Sub incurred in connection with the Transactions (the “Parent Expenses”) (or both) are paid by the Company as required by this Section 9.04, Parent’s right to receive payment from the Company of such Termination Fee or such expenses (or both) pursuant to this Section 9.04 shall constitute the sole and exclusive remedy of Parent, Merger Sub and their Affiliates and Representatives against the Company and its Subsidiaries and any of their respective former, current or future Representatives, owners, managers, employees, Affiliates or assignees (collectively, the “Company-Related Parties”) for all damages, costs, fees, expenses, Liabilities, penalties or losses of any kind suffered as a result of or in connection with this Agreement (including the negotiation, execution, performance or breach thereof), the failure of the Transactions to be consummated or otherwise, and upon payment of such amount, none of the Company-Related Parties shall have any further Liability or obligation relating to or arising out of this Agreement or the Transactions under any theory of law or equity, contract, tort or otherwise; provided, that the payment of the Parent Expenses pursuant to Section 9.04(e) shall not affect Parent’s right to receive the Termination Fee pursuant to Section 9.04(d) except to the extent set forth in the last sentence of Section 9.04(e); and provided, further, that nothing in this Section 9.04(h) shall limit any right or remedy of Parent or Merger Sub with respect to an Intentional Breach of this Agreement by the Company or relieve the Company of any Liability with respect to its Intentional Breach of this Agreement.

Section 9.05 Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors, and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for the provisions of Section 6.09, which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein. For the avoidance of doubt, no holder of Shares shall have any third-party beneficiary rights under this Section 9.05 or any other provision of this Agreement.

Section 9.06 Governing Law. This Agreement and any Proceedings arising out of or related hereto or to the Transactions or to the inducement of any party hereto to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity, and performance, without regard to the conflicts of law rules of such State that would refer a matter to the laws of another jurisdiction.

Section 9.07 Jurisdiction (a). The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by applicable Law.

Section 9.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS, OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 9.09 Specific Performance; Remedies. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.09 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

Section 9.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Offer, the Merger and the other Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the Offer, the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Entire Agreement. This Agreement, each Tender Agreement, the Confidentiality Agreement, the exhibits to this Agreement, the Schedules, the Company Disclosure Schedules and any documents delivered by the parties hereto in connection herewith constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 9.12 Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party hereto by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Section 9.13 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party hereto has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DAEGIS INC.

By:	/s/ Timothy P. Bacci

Name:	Timothy P. Bacci

Title:	President & CEO

OPEN TEXT CORPORATION

By:	/s/ Gordon A. Davies

Name:	Gordon A. Davies

Title:	Chief Legal Officer and Corporate Secretary

COMPANY D MERGER SUB INC.

By:	/s/ Gordon A. Davies

Name:	Gordon A. Davies

Title:	President, Secretary

Exhibit A

Conditions to the Offer

Notwithstanding any other term of the Offer but subject to the terms set forth in the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Exchange Act Rule 14e-l(c) (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, only after complying with any obligation to extend the Offer pursuant to the Merger Agreement, may terminate the Offer, if:

(i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that would represent at least a majority of the Shares outstanding, excluding Shares that are owned as of the date of the commencement of the Offer by the Company or any direct or indirect wholly-owned Subsidiary of the Company (the “Minimum Tender Condition”); or

(ii) any of the following conditions shall exist at the time of expiration of the Offer or immediately prior to such payment:

(A) any Order issued by a Governmental Authority, or any applicable Law shall be in effect that would (1) make the Offer or the Merger illegal, (2) otherwise prevent the consummation thereof or (3) impose any limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any portion of businesses or assets of Parent, the Company or any of their respective Subsidiaries, or to compel Parent, the Company or any of their respective Subsidiaries to dispose of or hold separate any portion of the businesses or assets of Parent, the Company or any of their respective Subsidiaries;

(B) any Proceeding shall have been commenced and be pending by any United States federal or state or foreign Governmental Authority of competent jurisdiction seeking an Order that would have any of the effects referred to in paragraph (A) above;

(C) since the date of the Merger Agreement, there shall have occurred a Company Material Adverse Effect;

(D) (1) any representation and warranty of the Company set forth in Section 4.01, Section 4.03, Section 4.06 and Section 4.27 of the Merger Agreement shall not be true and correct in all respects as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time) or (2) any other representation and warranty of the Company set forth in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of clause (2) for such failures to be true and correct that, individually or in the aggregate, would not constitute a Company Material

A-1

Adverse Effect (it being understood that for this purpose all references to the term “Company Material Adverse Effect” and other qualifications based on the word “material,” except for the reference to the term “Company Material Adverse Effect” in Section 4.11 shall be disregarded);

(E) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement prior to such time;

(F) the Company fails to deliver to Parent a certificate signed by a senior executive officer of the Company dated the date on the which the Offer expires certifying that the conditions specified in clauses (D) and (E) of this paragraph (iii) do not exist; or

(G) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions set forth in clause (ii) above are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time and in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Merger Agreement and applicable Law. Any reference in this Exhibit A or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement or applicable Law. The failure by Parent, Merger Sub or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A but not defined herein shall have the meanings set forth in the agreement to which it is attached, except that the term “Merger Agreement” shall be deemed to refer to the agreement to which this Exhibit A is attached.

A-2

Exhibit B

Form of Tender Agreement

EXECUTION VERSION

TENDER AND VOTING AGREEMENT

THIS TENDER AND VOTING AGREEMENT (this “Agreement”), dated as of October 8, 2015, is made by and among Open Text Corporation, a Canadian corporation (“Parent”), Company D Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and each Stockholder listed on Annex I (each, a “Stockholder” and collectively, the “Stockholders”), each an owner of shares (the “Shares”) of common stock, par value $0.001 per share, of Daegis Inc., a Delaware corporation (the “Company”). Capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement.

WHEREAS, Parent, Merger Sub and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for Merger Sub to commence a tender offer (the “Offer”) for all of the issued and outstanding Shares and the subsequent merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Shares set forth opposite such Stockholder’s name under the heading “Shares Beneficially Owned” on Annex I (all such Shares that are outstanding as of the date hereof, together with any other Shares that such Stockholder acquires beneficial ownership after the date hereof and prior to the Effective Time, including any Shares acquired by purchase, stock dividend, distribution, stock split, split-up, merger, consolidation, reorganization, recapitalization, combination or similar transaction or issued upon the exercise of any options, the conversion of any convertible securities, pursuant to the settlement of any restricted stock unit, or otherwise, being referred to herein as the “Subject Shares;” provided that “Subject Shares” shall not include Shares beneficially owned in the form of Company Stock Options to the extent such Shares and/or Company Stock Options remain unvested or unexercised, as the case may be, at any time Shares are to be tendered pursuant to Section 1.01); and

WHEREAS, as a condition to their willingness to enter into Merger Agreement, Parent and Merger Sub have requested that each Stockholder, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Stockholder (in such Stockholder’s capacity as a Stockholder of the Company) has agreed to, enter into this Agreement; and

WHEREAS, the Board of Directors of the Company has, prior to the execution of this Agreement, unanimously approved this Agreement, the Merger Agreement and the Transactions; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1

ARTICLE 1

AGREEMENT TO TENDER

Section 1.01 Agreement to Tender. Each Stockholder shall duly tender (or cause to be tendered), in the Offer, all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer free and clear of all Liens. Promptly, but in any event no later than ten (10) Business Days after the commencement of the Offer (the “Tender Date”), each Stockholder shall (a) deliver (or cause to be delivered) to the depositary designated in the Offer (the “Depositary”) (i) a letter of transmittal with respect to such Stockholder’s Subject Shares complying with the terms of the Offer, (ii) a certificate or certificates representing such Subject Shares (or an affidavit of lost certificate with respect thereto that is reasonably satisfactory to the Depositary to the extent any of such certificates have been lost, misplaced or destroyed) or, in the case of a book-entry transfer of any uncertificated Subject Shares, an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (b) instruct such Stockholder’s broker or such other Person that is the holder of record of Stockholder’s Subject Shares to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. If a Stockholder acquires Subject Shares after the Tender Date, such Stockholder shall tender (or cause to be tendered) such Subject Shares into the Offer on or before the fifth (5th) Business Day prior to the expiration of the Offer or, if later, on or before the second (2nd) Business Day after such acquisition but in any event prior to the expiration of the Offer. Each Stockholder agrees that once such Stockholder’s Subject Shares are tendered pursuant to the terms hereof, such Stockholder will not withdraw (or cause to be withdrawn) any tender of such Subject Shares, unless and until (A) the Offer shall have been terminated or shall have expired, in each case, in accordance with the terms of the Merger Agreement, or (B) this Agreement shall have been terminated in accordance with Section 4.04.

Section 1.02 Voting of Subject Shares.

(a) At every meeting of the Stockholders of the Company called for such purpose, and at every adjournment or postponement thereof, each Stockholder shall, or shall cause the holder of record on any applicable record date to, vote or to provide a written consent in respect of, such Stockholder’s Subject Shares (to the extent that any of such Stockholder’s Subject Shares have not been purchased in the Offer) against (i) any Acquisition Proposal or any proposal relating to any Acquisition Proposal, (ii) any merger (other than the Merger), consolidation or other combination involving the Company or the Company Subsidiaries or a reorganization, recapitalization, extraordinary dividend, dissolution or liquidation of the Company or any Company Subsidiary, (iii) to the extent submitted to a stockholder vote, any change in the business, management or Board of Directors of the Company (other than as directed by Parent, Merger Sub or any Parent’s Subsidiary) or (iv) any other action, proposal or agreement that would (A) reasonably be expected, to impede, interfere with, materially delay or postpone the Merger and the other transactions contemplated by the Merger Agreement, (B) result in any of the Offer Conditions or conditions to the Merger not being fulfilled or satisfied or (C) change in any manner the dividend policy or capitalization of, including the voting rights of any class of equity interests in, the Company. Each Stockholder shall retain at all times the right to vote such Stockholder’s Subject Shares in such Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in this Section 1.02. In the event that any meeting of the stockholders of the Company is held, such Stockholder shall, or shall cause the holder of record on any applicable record date to, appear at such meeting or otherwise cause such Stockholder’s Subject Shares (to the extent that any of such Stockholder’s Subject Shares are not purchased in the Offer) to be counted as present thereat for purposes of establishing a quorum.

2

(b) In furtherance of the agreements herein, each Stockholder hereby irrevocably grants to, and appoints, Parent and any person or persons designated in writing by Parent, and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote all its Shares, or grant a consent or approval in respect of such Shares, or execute and deliver a proxy to vote such Shares, on the matters and in the manner specified in Section 1.02(a) (but not on any other matters).

(c) Each Stockholder hereby affirms that the irrevocable proxy set forth in Section 1.02(b) is given in connection with, and in consideration of, the execution of the Merger Agreement by Parent and Merger Sub, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest sufficient in law to support an irrevocable power and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL until the termination of this Agreement in accordance with its terms.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.01 Representations and Warranties of the Stockholders. Each Stockholder (only as to itself) hereby severally but not jointly represents and warrants to Parent and Merger Sub as follows:

(a) Organization. In the case any of Stockholder that is not a natural person, such Stockholder is an entity duly organized, validly existing and in good standing under the applicable Laws of its jurisdiction of formation.

(b) Authorization; Validity of Agreement; Necessary Action. Such Stockholder has the legal capacity and all power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. To the extent applicable, the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due execution of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of such Stockholder, enforceable against each such Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar applicable Laws affecting creditors’ rights generally and to general principles of equity. If such Stockholder is married and the Shares set forth on Annex I hereto constitute community property under applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse.

3

(c) Ownership. As of the date hereof, the number of Shares beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by such Stockholder is set forth opposite such Stockholder’s name under the heading “Shares Beneficially Owned” on Annex I. Such Stockholder’s Subject Shares are, and (except as otherwise expressly permitted by this Agreement) any additional Shares and any options to purchase Shares, or any other securities of the Company convertible, exercisable or exchangeable into Shares that are acquired by such Stockholder after the date hereof and prior to the Effective Time will be, beneficially owned solely by such Stockholder. As of the date hereof, such Stockholder’s Subject Shares constitute all of the securities of the Company (other than Shares beneficially owned in the form of options to purchase Shares outstanding as of the date hereof) held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Stockholder. Such Stockholder has and (except as otherwise expressly permitted by this Agreement) will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 1, Article 3 and Section 4.04, and sole right, power and authority to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Subject Shares and with respect to all of such Stockholder’s Shares at all times through the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable Laws and the terms of this Agreement. Such Stockholder has good and valid title to such Stockholder’s Subject Shares, free and clear of all Liens, other than pursuant to this Agreement, and such Stockholder will have good and valid title to all of such Stockholder’s Shares at all times through the Effective Time, free and clear of any Liens. Such Stockholder further represents that any proxies heretofore given in respect of the Shares owned beneficially and of record by such Stockholder are revocable, and hereby revokes such proxies, and agrees to promptly communicate in writing notice of revocation of such proxies to the relevant proxy holder(s).

(d) No Violation. The execution, delivery and performance of this Agreement by such Stockholder, and the consummation by such Stockholder of the transactions contemplated hereby does not and will not, (i) assuming the filing of such reports as may be required under Sections 13(d) and 16 of the Exchange Act, which such Stockholder will file, conflict with or violate any applicable Law applicable to such Stockholder or by which any of such Stockholder’s assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, to the extent applicable, any provisions of the organizational documents of such Stockholder, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s assets or properties is bound, except for any of the foregoing in (i) or (ii) above as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. The execution, delivery and performance of this Agreement by such Stockholder, and the consummation by such Stockholder of the transactions contemplated hereby does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to any (A) Governmental Authority, except for filings that may be required under the Exchange Act or (B) third party (including with respect to individuals, any spouse, and with respect to trusts, any co-trustee or beneficiary), except, in the case of (A) or (B) above, as would not reasonably be

4

expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder before or by any Governmental Authority that would materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f) Brokers’ Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder, other than ordinary and customary fees related to brokerage or similar accounts.

(g) Acknowledgement. Such Stockholder has received and reviewed a draft copy of the Merger Agreement. Such Stockholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

Section 2.02 Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to each Stockholder as follows:

(a) Organization. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and, when applicable, in good standing under the applicable Law of its jurisdiction of formation.

(b) Authorization; Validity of Agreement: Necessary Actions. Each of Parent and Merger Sub has all power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due execution of this Agreement by the Stockholders, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

(c) No Violation. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby does not and will not, (i) assuming compliance with the matters set forth in Section 5.03 of the Merger Agreement conflict with or violate any applicable Law to such Parent or Merger Sub or by which any of Parent’s or Merger Sub’s assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, to the extent applicable, any provisions of the organizational documents of Parent and Merger Sub, or give to others any rights of

5

termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of by Parent and Merger Sub pursuant to any Contract to which by Parent or Merger Sub is a party or by which by Parent or Merger Sub or any of Parent’s or Merger Sub’s assets or properties is bound, except for any of the foregoing in (i) or (ii) above as would not have a Parent Material Adverse Effect. The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to any (A) Governmental Authority, except for filings of the Certificate of Merger with the Secretary of State of the State of Delaware or that may be required under the Exchange Act or (B) third party, except, in the case of (A) or (B) above, as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Parent or Merger Sub to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE 3

OTHER COVENANTS

Section 3.01 No Transfers; No Group.

(a) Each Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to, directly or indirectly (i) grant any proxy or power-of-attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares, (ii) sell, transfer, pledge, encumber, assign, gift or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise, including by operation of law, other than by death of any natural person) of, or consent to any of the foregoing (collectively, a “Transfer”), any Subject Shares or any rights or interests therein, (iii) or enter into any Contract with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Subject Shares or any interest therein or (iv) take any other action that would restrict the ability, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby. Notwithstanding the foregoing, the preceding sentence shall not prohibit a Transfer of Subject Shares by a Stockholder (A) if such Stockholder is a natural person, to any member of such Stockholder’s immediate family, a family trust of such Stockholder or a charitable institution, or upon the death of such Stockholder or (B) if such Stockholder is a partnership, limited liability company or trust, to one or more partners or members of such Stockholder or to an affiliated corporation under common control with such Stockholder or to any trustee or beneficiary of the trust, provided that any Transfer permitted pursuant to clauses (A) or (B) above shall be permitted only if, as a precondition to such Transfer, the transferee of such Subject Shares agrees in writing with Parent and Merger Sub to be bound by the terms and conditions of this Agreement (or an agreement that is substantively identical to this Agreement).

(b) Each Stockholder agrees that it shall not, and shall cause each of its Affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) that it is not currently a part of and that has been disclosed in a filing on Schedule 13D prior to the date hereof (other than as a result of entering into this Agreement) with respect to any Shares, warrants or any other voting securities of the Company for the purpose of opposing or competing with the Transactions.

6

Section 3.02 Changes to Shares. In case of a stock dividend or distribution, or any change in Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction. Each Stockholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number of any additional Shares or other securities of the Company acquired by such Stockholder, if any, after the date hereof.

Section 3.03 No Inconsistent Arrangements. Each Stockholder agrees, while this Agreement is in effect, (a) not to take, agree or commit to take any action that would reasonably be expected to make any representation or warranty of such Stockholder contained in this Agreement inaccurate in any material respect as of any time during the term of this Agreement or (b) to take all reasonable action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

Section 3.04 Appraisal Rights. Each Stockholder waives and agrees not to exercise any rights of appraisal, rights to dissent or similar rights with respect to the Merger or other transactions contemplated by the Merger Agreement that such Stockholder may have with respect to such Stockholder’s Subject Shares pursuant to applicable Law, including Section 262 of the DGCL.

ARTICLE 4

MISCELLANEOUS

Section 4.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered to Parent and Merger Sub in accordance with Section 9.01 of the Merger Agreement and to each Stockholder at its address set forth below such Stockholder’s signature hereto (or at such other address for a party as shall be specified by like notice) (with a copy to counsel to the Company as set forth in Section 9.01 of the Merger Agreement).

Section 4.02 Further Assurances. Each Stockholder shall, upon request of Parent or Merger Sub, execute and deliver, or cause to be executed and delivered any additional documents and other instruments, or take, or cause to be taken, such further actions, in each case, as may reasonably be requested by Parent or Merger Sub to carry out the provisions of this Agreement and the transaction contemplated hereby.

Section 4.03 Disclosure. Each Stockholder shall permit Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC to the extent required under the Exchange Act and the regulations promulgated thereunder, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement.

Section 4.04 Termination. This Agreement and all rights and obligations hereunder shall terminate upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms, (b) the consummation of the Offer, (c) the mutual written agreement of the parties hereto to terminate this Agreement and (d) the modification without the consent of the Company of any term of the Offer that requires the consent of the Company pursuant to Section 2.01(b) of the Merger Agreement. In the event of a termination of this Agreement pursuant to this Section 4.04, this Agreement shall become void and of no effect with no liability

7

on the part of any party hereto; provided that the provisions of Article 4, but excluding Section 4.02, shall survive the termination of this Agreement, and no such termination shall relieve any party hereto from any liability for any willful and material breach of this Agreement occurring prior to such termination.

Section 4.05 Amendments and Waivers.

(a) The parties hereto may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective parties.

(b) Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 4.06 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses, whether or not the transactions contemplated by this Agreement or the Transactions are consummated.

Section 4.07 Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith each Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Shares of such Stockholder (and that this Agreement places limits on the voting and transfer of such Subject Shares), which stop transfer order shall terminate upon the termination of this Agreement.

Section 4.08 Binding Effect; Benefit; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except that Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more of direct or indirect wholly-owned subsidiaries of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 4.09 Governing Law. This Agreement and any Proceedings arising out of or related hereto or to the Transactions or to the inducement of any party hereto to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise (and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, including all matters of construction, validity, and performance, without regard to the conflicts of law rules of such State that would refer a matter to the laws of another jurisdiction.

Section 4.10 Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom. Each party hereby irrevocably submits to the exclusive jurisdiction of such

8

court in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the Transactions may not be enforced in or by such courts. Each party agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 4.01 or in any other manner permitted by law.

Section 4.11 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 4.10 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to such party’s address as specified in or pursuant to Section 4.01. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 4.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION

Section 4.13 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s articles of organization and bylaws, the transactions contemplated by the Merger Agreement and this Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

Section 4.14 Entire Agreement; Third Party Beneficiaries. This Agreement (together with the Merger Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 4.15 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the

9

parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner, in order that the Offer, the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.

Section 4.16 Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court located in Wilmington, Delaware, and any appellate court therefrom, and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (a) by seeking the remedies provided for in this Section 4.16, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated in the event that the remedies provided for in this Section 4.16 are not available or otherwise are not granted and (b) nothing set forth in this Section 4.16 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 4.16 prior or as a condition to exercising any termination right under Section 4.04 (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to this Section 4.16 or anything set forth in this Section 4.16 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 4.04 or pursue any other remedies under this Agreement that may be available at any time.

Section 4.17 Stockholder Capacity. It is understood that each Stockholder enters into this Agreement solely in such Stockholder’s capacity as a stockholder of the Company. Nothing herein shall be construed as preventing or limiting a Stockholder, or a director, officer or employee of a Stockholder or affiliate of a Stockholder, who is an officer or director of the Company from taking (or omitting to take) any action in his or her capacity as a director or officer of the Company or otherwise fulfilling the obligations of such office (including the performance of obligations required by the fiduciary obligations of such Stockholder, or director, officer or employee of a Stockholder or affiliate of a Stockholder, acting solely in his or her capacity as an officer or director of the Company), but nothing in this Section 4.17 is intended to modify any of the rights or obligations under the Merger Agreement.

Section 4.18 Stockholder Obligations Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

Section 4.19 Headings. The Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.20 Interpretation. Any reference to any national, state, local or foreign applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to

10

Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 4.21 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 4.22 Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

11

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OPEN TEXT CORPORATION

By:
Name:
Title:

COMPANY D MERGER SUB INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

STOCKHOLDER

[●]

By:
Name:
Title:

Notice Address:

TENDER AND VOTING AGREEMENT – SPOUSAL CONSENT

I, [●], spouse of [●], have read and approve the foregoing Tender and Voting Agreement (the “Agreement”). In consideration of the terms and conditions as set forth in the Agreement, I hereby appoint my spouse as my attorney in fact with respect to the exercise of any rights and obligations under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights or obligations in the Agreement under the community property laws of the State of California or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement.

Date:

Signature of Spouse:

Printed Name of Spouse:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

STOCKHOLDER

[Stockholder Name]

By:	/s/
Name:
Title:

Notice Address:

ANNEX I

Stockholder	Shares Beneficially Owned[1]	Subject Shares Outstanding as of the date of this Agreement

[1]	As of [●], 2015.

Exhibit C

Form of Waiver and Forbearance Agreement

[intentionally omitted, see Exhibit 10.1 to this filing]